UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.   )

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MCG Capital Corporation
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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MCG CAPITAL CORPORATION

1100 Wilson Boulevard, Suite 3000

Arlington, Virginia 22209

(703) 247-7500

April 25, 2012

To Our Stockholders:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders of MCG Capital Corporation to be held on Wednesday, May 30, 2012 at 10:00 a.m., local time, at The Hyatt Hotel, 1325 Wilson Boulevard, Arlington, Virginia 22209.

The Notice of Annual Meeting and Proxy Statement on the following pages describe the matters to be presented at the 2012 Annual Meeting.

It is important that your shares be represented at this meeting to assure the presence of a quorum. Whether or not you plan to attend the 2012 Annual Meeting, we hope that you will have your stock represented by voting your shares over the Internet or by telephone as provided in the instructions set forth on the enclosed proxy card, or by completing, signing, dating and returning your proxy in the enclosed envelope, as soon as possible. Your stock will be voted in accordance with the instructions you have given in your proxy.

Thank you for your continued support.

Sincerely,

Richard W. Neu
Chief Executive Officer

MCG CAPITAL CORPORATION

1100 Wilson Boulevard, Suite 3000

Arlington, Virginia 22209

(703) 247-7500

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 30, 2012

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2012 Annual Meeting of Stockholders of MCG Capital Corporation, or the Annual Meeting, will be held on Wednesday, May 30, 2012 at 10:00 a.m., local time, at The Hyatt Hotel, 1325 Wilson Boulevard, Arlington, Virginia 22209. The purposes of the Annual Meeting are as follows:

1.	To elect three (3) members to our board of directors to serve as Class II directors, each for a term of three years, or until their successors are elected and qualified;

2.	To ratify the selection by the Audit Committee of our board of directors of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012;

3.	To conduct an advisory vote to approve the compensation of our named executive officers; and

4.	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Stockholders of record at the close of business on Thursday, April 5, 2012 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. A complete list of such stockholders will be open to the examination of any stockholder at our principal executive offices at 1100 Wilson Boulevard, Suite 3000, Arlington, Virginia 22209, during ordinary business hours, for a period of ten days prior to the Annual Meeting as well as at the Annual Meeting. The Annual Meeting may be adjourned from time to time without notice other than by announcement at the Annual Meeting.

Your vote is important regardless of the number of shares you own. We hope that all stockholders will be able to attend the Annual Meeting in person. However, to ensure that a quorum is present at the Annual Meeting, please vote your shares over the Internet or by telephone as provided in the instructions set forth on the enclosed proxy card, or complete, date, sign and promptly return the enclosed proxy card whether or not you expect to attend the Annual Meeting. A postage-paid envelope has been enclosed for your convenience. If you attend the Annual Meeting and vote in person, any proxies you previously submitted will be revoked.

All stockholders are cordially invited to attend the Annual Meeting.

By Order of the Board of Directors,

Tod K. Reichert Corporate Secretary

Arlington, Virginia

April 25, 2012

Your Vote Is Important, No Matter How Many Or How Few Shares You Own.

If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

105 Madison Avenue

New York, NY 10016

proxy@mackenziepartners.com

(212) 929-5500 (Call Collect)

Or

TOLL-FREE (800) 322-2885

IMPORTANT

We urge you to vote by using the enclosed proxy card to vote TODAY — by telephone,

by Internet, or by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

MCG CAPITAL CORPORATION

1100 WILSON BOULEVARD, SUITE 3000

ARLINGTON, VIRGINIA 22209

PROXY STATEMENT

for the 2012 Annual Meeting of Stockholders

to be held on Wednesday, May 30, 2012

This proxy statement and the enclosed proxy card are being furnished in connection with the solicitation of proxies by the board of directors of MCG Capital Corporation, also referred to in this proxy statement as the “Company,” “MCG,” “we” or “us,” for use at our 2012 Annual Meeting of Stockholders, or the Annual Meeting, to be held on Wednesday, May 30, 2012 at 10:00 a.m., local time, at The Hyatt Hotel, 1325 Wilson Boulevard, Arlington, Virginia 22209, and at any adjournment or postponement thereof. You may obtain directions to the location of the Annual Meeting by contacting Tod K. Reichert, Corporate Secretary, MCG Capital Corporation, 1100 Wilson Boulevard, Suite 3000, Arlington, Virginia 22209; telephone: (703) 247-7552.

All proxies will be voted in accordance with the instructions contained in those proxies. If no choice is specified, the proxies will be voted for the election of the director nominees of our board of directors, for the ratification of our independent public accounting firm and for the approval of the compensation of our named executive officers. Any proxy may be revoked by a stockholder at any time before it is exercised by delivery of written revocation to our corporate secretary, by submission of a new, later-dated proxy or by appearing at the Annual Meeting and voting in person, See “ — Changing Your Vote; Revocation of Proxy” below.

Our 2011 Annual Report to Stockholders for the fiscal year ended December 31, 2011 is being mailed to stockholders with the mailing of these proxy materials on or about April 25, 2012.

Important Notice Regarding the Availability of Proxy Materials for the Annual

Meeting of Stockholders to be Held on May 30, 2012:

This proxy statement and the 2011 Annual Report to Stockholders are available for viewing, printing and downloading at http://investor.mcgcapital.com/2012AnnualMeeting.cfm.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as filed with the Securities and Exchange Commission, except for exhibits, will be furnished without charge to any stockholder upon written request to MCG Capital Corporation, 1100 Wilson Boulevard, Suite 3000, Arlington, Virginia 22209, Attention: Tod K. Reichert, Corporate Secretary, telephone: (703) 247-7552.

Voting Securities

Stockholders of record at the close of business on Thursday, April 5, 2012 will be entitled to notice of, and to vote at, the Annual Meeting. On that date, 76,762,220 shares of our common stock were issued and outstanding. Each share of common stock entitles the holder thereof to one vote with respect to all matters submitted to stockholders at the Annual Meeting. We have no other securities entitled to vote at the Annual Meeting.

Quorum and Vote Required

The presence in person or representation by proxy of the holders of a majority of the shares of common stock issued and outstanding and entitled to vote at the Annual Meeting is necessary to establish a quorum for the transaction of business. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained. Abstentions are included in the shares present at the Annual Meeting for purposes of determining whether a quorum is present but are not counted for purposes of determining whether a proposal has been approved and thus, have no effect on the outcome.

If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” Broker non-votes (when shares are represented at the Annual Meeting by a proxy specifically conferring only limited authority to vote on those matters for which specific authorization is required under the rules of the New York Stock Exchange) are included in the determination of the number of shares represented at the Annual Meeting for purposes of determining whether a quorum is present but are not counted for purposes of determining whether a proposal has been approved and thus, have no effect on the outcome.

If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under NYSE rules to vote your shares on the ratification of Ernst & Young LLP, even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on the election of directors or the advisory vote to approve the compensation of our named executive officers without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on these matters. We urge you to provide instructions to your broker or nominee so that your votes may be considered on these important matters.

The votes will be counted, tabulated and certified by a representative of Broadridge Financial Solutions, Inc., who will serve as the inspector of elections at the Annual Meeting.

The table below sets forth the quorum requirements and votes required for each of the proposals to be presented at Annual Meeting:

Proposal	Description	Quorum Requirement	Vote Required	Broker Discretionary Voting Allowed
No. 1	Election of three Class II directors.	The presence, in person or by proxy, of holders of a majority in voting power of the outstanding shares of common stock entitled to vote at the Annual Meeting.	Directors must be elected by a majority of the votes cast in uncontested elections. This means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee, provided a quorum is present in person or by proxy.	No

No. 2	Ratification of the selection by the Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012.	The presence, in person or by proxy, of holders of a majority in voting power of the outstanding shares of common stock entitled to vote at the Annual Meeting.	The affirmative vote of the holders of a majority in voting power of the outstanding shares of common stock represented at the Annual Meeting and voting on this proposal, provided a quorum is present in person or by proxy.	Yes

No. 3	The approval, on an advisory basis, of the compensation of our named executive officers.	The presence, in person or by proxy, of holders of a majority in voting power of the outstanding shares of common stock entitled to vote at the Annual Meeting.	The affirmative vote of the holders of a majority in voting power of the outstanding shares of common stock represented at the Annual Meeting and voting on this proposal, provided a quorum is present in person or by proxy. Because your vote is advisory, it will not be binding on our board of directors. However, our board of directors will review the voting results and take them into consideration when making future decisions regarding executive compensation.	No

Election of Class II Directors. Under our bylaws, directors must be elected by a majority of the votes cast in uncontested elections. This means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee. Abstentions and broker non-votes are not counted as votes “for” or “against” a director nominee. In an uncontested election, any nominee who does not receive a majority of votes cast “for” his or her election would be required to tender his or her resignation promptly following the failure to receive the required vote. The nominating and corporate governance committee would then be required to make a recommendation to our board of directors as to whether the board should accept the resignation, and the board would be required to decide whether to accept the resignation and to disclose its decision-making process. In contested elections, the required vote would be a plurality of votes cast.

Ratification of Our Independent Registered Public Accounting Firm. The affirmative vote of a majority in voting power of the outstanding shares of common stock present in person or represented by proxy at the Annual Meeting and voting on this proposal is required to approve this proposal. An abstention from voting on this proposal will have no effect on the outcome of this proposal.

The Approval, on an Advisory Basis, of the Compensation of Our Named Executive Officers. The affirmative vote of a majority in voting power of the outstanding shares of common stock present in person or represented by proxy at the Annual Meeting and voting on this proposal is required to approve this proposal. Because your vote is advisory, it will not be binding on our board of directors. However, our board of directors will review the voting results and take them into consideration when making future decisions regarding executive compensation. Broker non-votes and abstentions from voting on this proposal will have no effect on the outcome of this proposal.

Voting Your Shares

If you are the record holder of your shares, you may vote in one of four ways. You may vote by submitting your proxy by telephone, over the Internet, by mail or you may vote in person at the Annual Meeting.

You may vote by telephone. You may vote your shares by following the “Vote by Phone” instructions set forth on the enclosed proxy card.

You may vote over the Internet. If you have Internet access, you may vote your shares from any location in the world by following the “Vote by Internet” instructions set forth on the enclosed proxy card.

You may vote by mail. You may vote by completing, dating and signing the proxy card that accompanies this proxy statement and promptly mailing it in the enclosed postage-paid envelope. You do not need to put a stamp on the enclosed envelope if you mail it in the United States. The shares you own will be voted according to the instructions on the proxy card you mail. If you return the proxy card, but do not give any instructions on a particular matter described in this proxy statement, the shares you own will be voted in accordance with the recommendations of our board of directors. Our board of directors recommends that you vote FOR the director nominees of our board of directors, FOR the ratification of our independent public accounting firm and FOR the approval, on an advisory basis, of the compensation of our named executive officers.

You may vote in person. If you attend the Annual Meeting and are a registered stockholder, you may vote by delivering your completed proxy card in person or you may vote by completing a ballot. Ballots will be available at the Annual Meeting. If you hold your shares through a bank or broker, you must obtain a legal proxy from your bank or broker in order to vote at the Annual Meeting.

Changing Your Vote; Revocation of Proxy

Voting by telephone, over the Internet or execution of a proxy will not in any way affect a stockholder’s right to attend the Annual Meeting and vote in person. A proxy may be revoked before it is used to cast a vote. To revoke a proxy, a stockholder must:

•	file with our corporate secretary, at or before the taking of the vote, a written notice of revocation bearing a later date than the proxy;

•	duly execute a later dated proxy relating to the same shares and deliver it to our corporate secretary before the taking of the vote; or

•	attend the Annual Meeting and vote in person.

Attendance at the Annual Meeting, if a stockholder does not vote at the Annual Meeting, will not be sufficient to revoke a proxy.

Any written notice of revocation or subsequent proxy should be sent to us at the following address: MCG Capital Corporation, 1100 Wilson Boulevard, Suite 3000, Arlington, Virginia 22209, Attention: Tod K. Reichert, Corporate Secretary. The shares represented by all properly executed proxies received in time for the Annual Meeting will be voted as specified in those proxies.

If the shares you own are held in your name and you do not specify on the proxy card how your shares are to be voted, they will be voted in favor of (i) the election of the directors named in this proxy statement and recommended by our board of directors, (ii) the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, (iii) the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion contained in this proxy statement and (iv) in the discretion of the persons appointed as proxies, on any other items that may properly come before the Annual Meeting.

If the shares you own are held in “street name,” the bank or brokerage firm, as the record holder of your shares, is required to vote your shares in accordance with your instructions. To vote your shares held in “street name,” you will need to follow the directions provided to you by your bank or brokerage firm.

Information Regarding This Solicitation

The accompanying proxy is solicited by and on behalf of our board of directors, and we will bear the expense of the solicitation of proxies for the Annual Meeting, including the cost of preparing, printing and mailing this proxy statement, the accompanying Notice of Annual Meeting of Stockholders and proxy card. Proxies may be solicited on our behalf by our directors, officers or employees in person or by telephone, electronic transmission and/or facsimile transmission.

We have also retained MacKenzie Partners, Inc., or MacKenzie Partners, to assist in the solicitation of proxies from brokers, nominees, institutions and individuals. We will pay MacKenzie Partners a fee of $15,000, plus reasonable expenses, for these services.

If you have any questions, or need assistance in voting your shares, please contact:

105 MADISON AVENUE

NEW YORK, NY 10016

(212) 929-5500 (Call Collect)

Or

TOLL-FREE (800) 322-2885

PROPOSAL ONE

ELECTION OF DIRECTORS

Board Recommendation

Our board of directors recommends a vote “FOR” the election of each of Messrs. Ewing, O’Keefe and Saitowitz as Class II directors.

We have three classes of directors, currently consisting of two Class I directors, three Class II directors and two Class III directors. At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those whose terms are expiring. The terms of the three classes are staggered in a manner so that only one class is elected by stockholders annually. Wallace B. Millner, III and B. Hagen Saville are currently serving as Class I directors, whose terms expire in 2014. A. Hugh Ewing, III, Kenneth J. O’Keefe and Gavin Saitowitz are currently serving as Class II directors, whose terms expire in 2012. Richard W. Neu and Kim D. Kelly are currently serving as Class III directors, whose terms expire in 2013. Mr. Neu, formerly a Class I director, was reclassified as a Class III director in November 2011, following the separation of Steven F. Tunney, Sr. from the Company, in order to keep the number of directors in each of the three director classes as nearly equal as possible. The Class II directors elected this year will serve as members of our board of directors until the 2015 annual meeting of stockholders, or until their respective successors are elected and qualified.

The persons named in the enclosed proxy card will vote to elect Messrs. Ewing, O’Keefe and Saitowitz as Class II directors unless you cast a vote “against” any or all nominees by marking the proxy card (whether executed by you or through the Internet or telephonic voting). Messrs. Ewing, O’Keefe and Saitowitz currently serve on our board of directors, have indicated their willingness to continue to serve if elected and have consented to be named as nominees. However, if any director nominee should be unable to serve, the shares of common stock represented by proxies may be voted for a substitute nominee designated by our board of directors. Our board of directors has no reason to believe that the nominees will be unable to serve if elected.

On April 24, 2009, we and Springbok Capital Management, LLC, Springbok Capital Onshore, LLC, Gavin Saitowitz, Soundpost Partners, LP, Jaime Lester, Lyrical Partners, L.P., Jeffrey Keswin, Robert S. Everett and Edward Gage, collectively referred to as the Springbok Group, entered into a settlement agreement to settle matters pertaining to the contested election of directors at our 2009 Annual Meeting. Pursuant to the terms of the settlement agreement, the Springbok Group agreed to withdraw its nominees, cease its solicitation efforts in support thereof and vote its shares in support of all of our board of directors’ nominees through the 2010 Annual Meeting and any proposals submitted by us for consideration at the 2009 Annual Meeting.

Under the settlement agreement, our board of directors appointed Mr. Saitowitz to our board of directors to serve as a Class II director effective as of April 30, 2009 and nominated Mr. Saitowitz for re-election as a Class II director with a term expiring at the Annual Meeting. In addition, under the settlement agreement, we agreed that we would reduce our board of directors to eight directors prior to August 31, 2009, provided that the size of our board of directors could be increased in connection with a merger, share exchange or other business combination in which we are the surviving entity and which is approved by our stockholders. On April 27, 2009, Jeffrey M. Bucher submitted his resignation effective as of April 30, 2009, which had the effect of reducing the board to nine members. On June 17, 2009, Robert J. Merrick tendered his resignation as a member of the board of directors, which reduced our board from nine directors to eight. On November 16, 2011, following the separation of Steven F. Tunney, Sr. from the Company, our board of directors was further reduced to seven directors.

Director Qualifications

In considering whether to recommend any particular candidate for inclusion in the board’s slate of recommended director nominees, the nominating and corporate governance committee applies the criteria attached to its charter. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The nominating and corporate governance committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee.

We believe that our directors and nominees have an appropriate balance of knowledge, experience, attributes, skills and expertise required for our board as a whole and that we have sufficient independent directors to comply with applicable law and regulations. We believe that our directors have a broad range of personal and professional characteristics, including: leadership; management ability; financial experience; the ability to act with integrity and sound judgment; the capacity to demonstrate innovative thinking, consider strategic proposals, assist with the development of our strategic plan and oversee its implementation; the ability to oversee our risk management efforts and executive compensation programs; and the commitment to preparation for, and attendance at, board and committee meetings.

Our board of directors does not have a specific diversity policy, but considers diversity of race, religion, national origin, gender, sexual orientation, disability, cultural background and professional experiences in evaluating candidates for board membership. We believe diversity is important because a variety of viewpoints contribute to an effective decision-making process.

Set forth below for each of our directors, including the Class II director nominees, is information as of April 15, 2012 with respect to each director’s (a) name and age, (b) positions and offices with us, (c) principal occupation and business experience during at least the past five years, (d) directorships, if any, of other publicly held companies held during the past five years and (e) the year such person became a member of our board of directors.

Following each director’s biographical information, we have provided information concerning the particular experience, qualifications, attributes and/or skills that led our nominating and corporate governance committee and board of directors to determine that each individual should serve as a director.

Our Director Nominees

Independent Director

Mr. Ewing is considered independent for purposes of the 1940 Act.

Class II director, nominee to be elected at the 2012 Annual Meeting of Stockholders (if elected, term to expire in 2015)

Name	Age	Director Since	Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships

A. Hugh Ewing, III(1)(2)(3)(4)	68	2007

From January 1992 to May 2009, Mr. Ewing served as President and Managing Director, and continues to serve as a Managing Director, of Ewing Bemiss & Co., an independent investment bank providing investment banking services to middle market companies across the United States based in Richmond, Virginia. Prior to founding Ewing Bemiss & Co. in 1992, he was a partner in Galleher & Company where he was active in private placements, leveraged buyouts, and mergers and acquisitions, and as a principal in leveraged buyouts and venture capital. Prior to that, he was vice president, corporate finance of Wheat, First Securities, Inc., where he headed the mergers and acquisitions group. Mr. Ewing was also a general partner of Hillcrest Group, which managed venture capital funds, and is a past chairman of the National Association of Small Business Investment Companies. Mr. Ewing received his M.B.A. from the University of Virginia, Darden School of Business and his B.S. in civil engineering from the Virginia Military Institute.

Mr. Ewing possesses a vast amount of knowledge regarding the financial services industry acquired through his 40 years of experience with several banking organizations. He has gained valuable insight by overseeing many aspects of the banking field, including his work in mergers and acquisitions, leveraged buyouts, financial modeling and valuations. He also brings significant middle market company experience to his position, having worked extensively in venture capital financing and private placements and through his involvement with the Small Business Investment Company (SBIC) industry.

Our Director Nominees (Continued)

Independent Directors

Messrs. O’Keefe and Saitowitz are considered independent for purposes of the 1940 Act.

Class II directors, nominees to be elected at the 2012 Annual Meeting of Stockholders (if elected, terms to expire in 2015)

Name	Age	Director Since	Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships

Kenneth J. O’Keefe(2)(3)	57	2001

Mr. O’Keefe served as the Chairman of our board from February 2005 to March 2007. He is currently a Managing Director and the Chief Operating Officer of Vestar Capital Partners, a private equity firm. From July 2003 until June 2006, he was Chief Executive Officer of NewVen Partners, LLC, a private investment firm, which he founded. Prior to July 2003, Mr. O’Keefe held executive positions with several large media companies over an 18-year career, including Pyramid Communications, Inc., where he served as Executive Vice President, Chief Financial Officer and a board member, Evergreen Media Corporation as Executive Vice President of Operations and a board member, Chancellor Media Corporation as Executive Vice President of Operations, AMFM, Inc. as Chief Executive Officer, President and Chief Operating Officer, and Clear Channel Communications, Inc. as President and Chief Operating Officer of its radio division. Mr. O’Keefe is a graduate of Brown University and currently serves as a Trustee Emeriti of the Corporation of Brown University.

Mr. O’Keefe brings to the board his finance and investment experience as well as business development skills acquired through his work managing private equity investments. Mr. O’Keefe’s extensive background as an executive officer and board member of several large media issuers demonstrates his leadership capability and business acumen. This expertise enables Mr. O’Keefe to provide useful insights to management in connection with all of our portfolio companies, and especially with regard to our media and communications investments. With his knowledge of the complex issues facing companies today and his understanding of what makes businesses work effectively and efficiently, Mr. O’Keefe provides a unique perspective to our board. Mr. O’Keefe’s background has enabled him to cultivate an enhanced understanding of operations and strategy with an added layer of risk management experience that is an important aspect of the composition of our board of directors.

Gavin Saitowitz(1)(2)(3)(4)	39	2009

Mr. Saitowitz is a Managing Member of Springbok Capital Management, LLC, a New York-based investment management firm. Prior to co-founding Springbok Capital, from 2002 through 2004 Mr. Saitowitz served as an Investment Analyst at Highfields Capital Management LP, a Boston-based investment firm specializing in long-term capital appreciation. From 1998 to 2000, Mr. Saitowitz was an Analyst at Kohlberg Kravis Roberts & Co., a private equity firm. From 1996 to 1998, Mr. Saitowitz was an Analyst in the Investment Banking Division of Goldman, Sachs & Co. From 1994 to 1996, Mr. Saitowitz was a valuation consultant for Arthur Andersen LLP. Mr. Saitowitz received a B.S. from the University of Colorado, Boulder and an M.B.A. from Harvard Business School.

Mr. Saitowitz has substantial experience analyzing and evaluating companies through his work as a valuation consultant, investment banker, private equity investor and hedge fund manager. Through his research knowledge and experience supervising the investment management process, including asset management, improving operations, the rollout of new products and the advancement of technology, Mr. Saitowitz brings valuable financial, operational and strategic expertise to our board. The breadth of his background and experience enables Mr. Saitowitz to provide unique insight into our strategic process and into the management of our investment portfolio.

Our Current Directors

Interested Directors

Messrs. Neu and Saville are interested persons, as defined in the 1940 Act, due to their positions as officers of MCG.

Name	Age	Director Since	Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships

Richard W. Neu(4)	56	2007

Mr. Neu became our Chief Executive Officer in October 2011 and has served as the Chairman of our board since April 2009. Mr. Neu currently serves on the board of directors and audit committee of Huntington Bancshares Incorporated and is the lead director and serves on the audit committee and governance committee of Dollar Thrifty Automotive Group, Inc., having served as the chairman of the Dollar Thrifty board of directors from 2010 through 2011. Mr. Neu was the Chief Financial Officer and Treasurer of Charter One Financial, Inc. from December 1985 to August 2004, and was a director of Charter One Financial, Inc. from 1992 to August 2004. Mr. Neu previously worked for KPMG as a Senior Audit Manager. Mr. Neu received a B.B.A. from Eastern Michigan University with a major in accounting. Mr. Neu’s term as a Class III director will expire in 2013.

Mr. Neu’s public company board experience along with his proven success as an executive officer of a large public company demonstrates his leadership capability and extensive knowledge of complex financial and operational issues that public companies face. Mr. Neu brings years of experience in public accounting with KPMG and as a chief financial officer of two publicly held financial institutions that is critical to our board of directors. Mr. Neu’s knowledge of accounting principles, financial reporting rules and regulations, the evaluation of financial results and the oversight of the financial reporting process of large public companies from the perspective of an independent auditor, a board member and an audit committee member of other public companies makes him an ideal chairman and asset to our board of directors.

B. Hagen Saville(4)	50	2006

Mr. Saville has served as our President and Chief Operating Officer since October 2011. From March 1998 until October 2011, he served as Executive Vice President of Business Development. From 1997 to March 1998, Mr. Saville was employed at First Union National Bank, which acquired Signet Bank in 1997. From 1994 to 1997, Mr. Saville was employed at Signet Bank where he served as vice president. Mr. Saville received a B.A. from Washington College, an M.B.A. from The College of William and Mary and an M.S. from New York University. Mr. Saville’s term as a Class I director will expire in 2014.

Through his 17-plus years of experience at our Company and its predecessor, as a member of Signet Bank and First Union National Bank and through his background in commercial and investment banking, Mr. Saville has developed a deep knowledge and understanding of the financial services industry, the restructuring of troubled investments, public and private capital raising, asset management activities for debt and equity investments, the valuation of private debt and equity investments, various industry sectors, MCG, our business and the companies in which we invest. Through this time, Mr. Saville has demonstrated his leadership abilities and his commitment to our Company. The board also believes that Mr. Saville’s integrity, values and good judgment make him well suited to serve on our board.

Our Current Directors (Continued)

Independent Directors

Ms. Kelly and Mr. Millner are considered independent for purposes of the 1940 Act.

Name	Age	Director Since	Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships

Kim D. Kelly(1)(2)(3)(4)	55	2004

Since June 2005, Ms. Kelly has served as a consultant, primarily to private equity firms, in the media and restructuring fields. Most recently, beginning in August 2011, Ms. Kelly has served as Chief Restructuring Officer for Allegiance Communications LLC and, from December 2008 to July 2010, Ms. Kelly served as Chief Restructuring Officer for Equity Media Holdings Corporation, a former NASDAQ issuer. Previously, Ms. Kelly held executive positions with a number of large media companies. From May 2004 until April 2005, Ms. Kelly served as the President and Chief Executive Officer, and from April 2004 until April 2006 as a director, of Arroyo Video Solutions, Inc., a software company serving video service providers. From 1990 to August 2003, Ms. Kelly was employed by Insight Communications Company, Inc., where she was President from January 2002 to August 2003, Chief Operating Officer from January 1998 to August 2003 and Executive Vice President and Chief Financial Officer from 1990 to January 2002. Ms. Kelly also served as a director at Insight Communications from July 1999 to August 2003. From July 1999 to 2003, she also served as Chief Executive Officer of Insight Midwest, L.P. Ms. Kelly currently serves as a trustee of BNY Mellon Funds Trust. Ms. Kelly is a graduate of George Washington University. Ms. Kelly’s term as a Class III director will expire in 2013.

Ms. Kelly, the chair of our audit and nominating and corporate governance committees, has vast experience in the financial and operational restructuring of complex businesses, and her skills gained through service as a chief executive officer, chief financial officer, chief operating officer and chief restructuring officer of various public and private companies is essential to our board of directors. Her experience on the board of directors of other public companies and her insight on financial and operational issues are particularly valuable to our board of directors during this period of challenging economic conditions.

Wallace B. Millner, III(3)(4)	72	1998

Mr. Millner served as the Chairman of our board from November 2002 to February 2005 and from 1998 through May 2001. From 1973 until his retirement in 1997, Mr. Millner served in various executive positions at Signet Banking Corporation, a bank holding company, including Vice Chairman and Chief Financial Officer, where he was responsible for the capital markets function. Mr. Millner received an M.B.A. from the University of North Carolina and a B.A. from Davidson College. Mr. Millner’s term as a Class I director will expire in 2014.

Mr. Millner is an experienced financial leader with the skills necessary to lead our investment and valuation committee. His service as Vice Chairman and Chief Financial Officer of Signet Banking Corporation and as a former director of another business development company make him a valuable asset on our board of directors. Mr. Millner’s positions have provided him with a wealth of knowledge in dealing with financial and accounting matters. The depth and breadth of his exposure to complex financial issues makes him a skilled advisor to MCG.

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Corporate Governance Committee.
(4)	Member of the Investment and Valuation Committee.

No director or executive officer is related by blood, marriage or adoption to any other director or executive officer. Other than Mr. Saitowitz’s appointment to our board of directors as a Class II director with a term expiring at the Annual Meeting pursuant to the settlement agreement with the Springbok Group described above, no arrangements or understandings exist between any director or person nominated for election as a director and any other person pursuant to which such person is to be selected as a director or nominee for election as a director.

For information relating to shares of our common stock owned by and restricted stock awarded to each of our directors, see the disclosure set forth under the headings “Executive Compensation — Fiscal 2011 Director Compensation” and “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.”

CORPORATE GOVERNANCE

General

We believe that good corporate governance is important to ensure that MCG is managed for the long-term benefit of our stockholders. During the past year, we have continued to review our corporate governance policies and practices and to compare them to those suggested by various authorities in corporate governance and the practices of other public companies. We have also continued to review the provisions of the Sarbanes-Oxley Act of 2002, the new and proposed rules of the SEC and the listing standards of the NASDAQ Global Select Market.

This section describes key corporate governance practices that we have adopted. Complete copies of our corporate governance guidelines, committee charters and code of business conduct and ethics described below are available in the “Corporate Governance” section of our website at www.mcgcapital.com. Alternatively, you may request a copy of any of these documents by writing to MCG Capital Corporation, 1100 Wilson Boulevard, Suite 3000, Arlington, Virginia 22209, attention: Tod K. Reichert, Executive Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary, telephone: (703) 247-7552.

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines to assist our board of directors in the exercise of its duties and responsibilities and to serve the best interests of MCG and its stockholders. These guidelines, which provide a framework for the conduct of the board of directors’ business, provide that:

•	the principal responsibility of the directors is to oversee the management of MCG;

•	a majority of the members of the board of directors shall be independent directors;

•	the independent directors shall meet periodically in executive session;

•	directors shall have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors shall participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	at least annually the board of directors and its committees will conduct self-evaluations to determine whether they are functioning effectively.

Board Determination of Independence

Under applicable NASDAQ rules, a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The NASDAQ Marketplace Rules provide that a director of a business development company, or BDC, shall be considered to be independent if he or she is not an “interested person” of the Company, as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended, or the 1940 Act. Section 2(a)(19) of the 1940 Act defines an “interested person” to include, among other things, any person who has, or within the past two years had, a material business or professional relationship with us.

Our board of directors has determined that none of A. Hugh Ewing, III, Kim D. Kelly, Wallace B. Millner, III, Kenneth J. O’Keefe or Gavin Saitowitz, who currently comprise our audit, compensation and nominating and corporate governance committees (and four of whom serve on our investment and valuation committee), have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under NASDAQ Marketplace Rules. Richard W. Neu, chairman of our board of directors was elected as chief executive officer, succeeding Steven F. Tunney, Sr., who departed on October 31, 2011. Until his appointment in October 2011, Mr. Neu was determined to be an independent director under NASDAQ Marketplace Rules.

In determining the independence of the directors listed above, our board of directors also considered each of the statutory requirements, codes and polices discussed in “Certain Relationships and Related Transactions; Policies and Procedures For Related Person Transactions.”

Board Meetings and Attendance

Our board of directors met twenty-five times during the fiscal year ended December 31, 2011, or Fiscal 2011, either in person or by teleconference. Richard W. Neu has served as chairman of our board of directors since April 2009. During Fiscal 2011, each director attended at least 75% of the aggregate of the total number of board meetings and the total number of meetings held by all committees on which he or she then served.

Director Attendance at Annual Meetings of Stockholders

Our corporate governance guidelines provide that directors are responsible for attending the annual meeting of stockholders. All of our directors attended the 2011 Annual Meeting and are expected to attend the 2012 Annual Meeting.

Board Leadership Structure

Our board of directors recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. Our board of directors understands that there is no single, generally accepted approach to providing board leadership and that given the dynamic and competitive environment in which we operate, the right board leadership structure may vary as circumstances warrant. Consistent with this understanding, the independent directors consider the board’s leadership structure on an annual basis. This consideration includes the pros and cons of alternative leadership structures in light of our operating and governance environment at the time, with the goal of achieving the optimal model for effective oversight of management by the board. We have no fixed policy with respect to the separation of the offices of the chairman of the board and chief executive officer.

Based upon these considerations, and following a lengthy review, the independent directors determined that Mr. Neu should remain in the role of chairman of the board after his appointment in October 2011 as our chief executive officer. This determination was based on the independent directors’ belief that Mr. Neu has demonstrated the leadership and vision necessary to lead the board of directors and the Company during this challenging period in the Company’s history. The independent directors also believe that Mr. Neu has a fundamentally investor-driven viewpoint and that this unified structure provides our Company with strong and consistent leadership both within and outside the Company. Mr. Neu does not have an employment agreement and serves as both chairman of the board and chief executive officer at the pleasure of the board. Our board of directors has decided not to appoint a lead director at this time.

In choosing this leadership structure, our independent directors have weighed a number of factors. For example, the board of directors exercises a strong, independent oversight function. This oversight function is enhanced by the fact that the audit, compensation and nominating and corporate governance committees are comprised entirely of independent directors. Further, a number of processes and procedures instituted by the board and its committees provide substantial independent oversight of the chief executive officer’s performance, including regular executive sessions of the independent directors and an annual evaluation of our chairman and chief executive officer’s performance against pre-determined goals.

Board Committees

Our board of directors has established four standing committees — audit, compensation, nominating and corporate governance and investment and valuation. Our audit, compensation and nominating and corporate governance committees each operate under a charter that has been approved by our board of directors. Current copies of the audit, compensation and nominating and corporate governance committee charters are posted in the Corporate Governance section of our website located at www.mcgcapital.com.

Our board of directors has determined that all of the members of each of the board of directors’ standing committees (except the investment and valuation committee) are independent as defined under the rules of the NASDAQ Stock Market, Inc. including, in the case of all members of the audit committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Audit Committee

The audit committee currently consists of Kim D. Kelly, A. Hugh Ewing, III and Gavin Saitowitz. Ms. Kelly chaired the audit committee during Fiscal 2011 and continues to do so currently. The audit committee currently acts under a charter that was amended and restated in March 2009. The audit committee held eleven meetings in Fiscal 2011. It is anticipated that Messrs. Ewing and Saitowitz, if re-elected to the board of directors by our stockholders, and Ms. Kelly will continue to serve on the audit committee in 2012. No member of the audit committee is an “interested person” of the Company, as defined in Section 2(a)(19) of the 1940 Act. Our audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports from such firm;

•	reviewing and discussing with management our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting and disclosure controls and procedures;

•	discussing our risk management policies and overseeing our management Compliance and Risk Committee, as discussed below under the heading “Board of Directors Role in Risk Oversight”;

•	establishing policies regarding hiring employees from the independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our independent registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by SEC rules (which is included on page 47 of this proxy statement).

Our board of directors has determined that each of Ms. Kelly and Mr. Ewing is an “audit committee financial expert” as defined by applicable SEC rules.

Compensation Committee

The compensation committee currently consists of Kenneth J. O’Keefe, A. Hugh Ewing, III, Kim D. Kelly and Gavin Saitowitz. Mr. O’Keefe chaired the compensation committee during Fiscal 2011 and continues to do so currently. The compensation committee currently acts under a charter that was amended and restated in February 2010. The compensation committee held eight meetings in Fiscal 2011. It is anticipated that Messrs. Ewing, Saitowitz and O’Keefe, if re-elected to the board of directors by our stockholders, and Ms. Kelly will continue to serve on the compensation committee in 2012. No member of the compensation committee is an “interested person” of the Company, as defined in Section 2(a)(19) of the 1940 Act. Our compensation committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to compensation of our chief executive officer;

•	determining the chief executive officer’s compensation;

•	reviewing and approving, or making recommendations to the board of directors with respect to, the compensation of our other executive officers;

•	overseeing an evaluation of our senior executives;

•	overseeing and administering our equity incentive plans;

•	reviewing and making recommendations to the board of directors with respect to director compensation;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis,” which is included beginning on page 18 of this proxy statement; and

•	preparing the compensation committee report required by SEC rules, which is included on page 41 of this proxy statement.

The processes and procedures followed by our compensation committee in considering and determining executive and director compensation are described below under the heading “Executive and Director Compensation Processes.”

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee currently consists of A. Hugh Ewing, III, Kim D. Kelly, Wallace B. Millner, III, Kenneth J. O’Keefe and Gavin Saitowitz. Mr. Neu chaired the nominating and corporate governance committee during Fiscal 2011 until October 2011. Ms. Kelly chaired the nominating and corporate governance committee for the remainder of Fiscal 2011 and continues to do so currently. The nominating and corporate governance committee currently acts under a charter that was amended and restated in March 2009. The nominating and corporate governance committee held three meetings in Fiscal 2011. It is anticipated that Messrs. Ewing, Saitowitz and O’Keefe, if re-elected to the board of directors by our stockholders, Ms. Kelly and Mr. Millner will continue to serve on the nominating and corporate governance committee in 2012. No member of the nominating and corporate governance committee is an “interested person” of the Company, as defined in Section 2(a)(19) of the 1940 Act. Our nominating and corporate governance committee’s responsibilities include:

•	identifying individuals qualified to become board members;

•	recommending to the board of directors the persons to be nominated for election as directors and to each of the board’s committees;

•	reviewing and making recommendations to the board of directors with respect to management succession planning;

•	reviewing and assessing our code of business conduct and ethics;

•	developing and recommending to the board of directors corporate governance principles; and

•	overseeing an annual evaluation of the board of directors.

The processes and procedures followed by our nominating and corporate governance committee in identifying and evaluating director candidates are described below under the heading “Director Nomination Process, Including Diversity Considerations.”

Investment and Valuation Committee

Our investment and valuation committee currently consists of Wallace B. Millner, III, A. Hugh Ewing, III, Kim D. Kelly, Richard W. Neu, Gavin Saitowitz and B. Hagen Saville. Mr. Millner chaired the investment and valuation committee during Fiscal 2011 and continues to do so currently. The investment and valuation committee approves certain significant investments, as determined, from time to time, by our board of directors, and establishes guidelines, and makes recommendations quarterly to our board of directors, regarding the valuation of our loans and investments. The investment and valuation committee held eighteen meetings in Fiscal 2011. It is anticipated that Messrs. Ewing and Saitowitz, if re-elected to the board of directors by our stockholders, Ms. Kelly and Messrs. Millner, Neu and Saville will continue to serve on the investment and valuation committee in 2012.

Board of Directors Role in Risk Oversight

Our management team has the primary responsibility for risk management and must develop appropriate processes and procedures to identify, manage and mitigate risks. Our board, through its oversight role, supervises our risk management activities to ensure that the risk management processes designed and implemented by our executives are adapted to and integrated with the board’s corporate strategy, designed to support the achievement of organizational objectives, functioning as directed and that necessary steps are taken to foster a culture of risk-adjusted decision-making throughout the enterprise.

A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. The involvement of the full board of directors in setting our business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for us. Through dedicated sessions focusing entirely on corporate strategy, the full board reviews in detail the company’s short- and long-term strategies, including consideration of significant risks facing the Company and their potential impact.

While the board of directors has the ultimate oversight responsibility for the risk management process, various committees of the board of directors also have responsibility for risk management. In particular, the audit committee has oversight responsibility not only as it relates to our financial reporting and the steps management has taken to monitor and control exposures with respect to such reporting, but also for the effectiveness of management’s enterprise risk management process that monitors and manages key business risks facing the Company. The audit committee performs this role, in part, through its oversight of our Compliance and Risk Committee, which is a committee composed of five members of senior management from various functions and disciplines, each of whom supervises day-to-day risk management in their roles with us. The Compliance and Risk Committee ensures that we identify all potential material risks and implements appropriate mitigation measures. Our risk identification is effected through an enterprise risk assessment process, through which risk is assessed throughout the business. The Compliance and Risk Committee reports directly to the chief executive officer, the audit committee and the full board of directors, and periodically presents reports as to its enterprise risk management efforts. The audit committee also oversees the delegation of specific risk areas among the various other board committees, consistent with the committees’ charters and responsibilities. In addition, in setting compensation, the compensation committee also strives to create incentives that encourage a level of risk-taking behavior consistent with our business strategy.

We believe that our approach to risk oversight, as described above, optimizes our ability to assess inter-relationships among the various risks, make informed cost-benefit decisions and approach emerging risks in a proactive manner for the Company. We also believe that our risk structure complements our current board leadership structure, as it allows our independent directors, through the three fully independent board committees and otherwise, to exercise oversight of the actions of management, in identifying risks and implementing risk management policies and controls.

Executive and Director Compensation Processes

Our chief executive officer’s role in the compensation process begins with the establishment of corporate and business performance objectives against which annual incentive cash bonus awards will be measured. Our chief executive officer, together with our executive team, discusses and formulates for consideration annual corporate and business goals. These goals are presented to our compensation committee, who reviews and refines the goals, which are set at their discretion, and recommends them for approval by our board of directors. The chief executive officer’s role in the compensation process continues with his review of our named executive officers, together with input from our president and chief operating officer. The chief executive officer presents to the compensation committee the comprehensive recommendations related to proposed salary increases, if any, together with annual incentive cash bonus awards for each of our named executive officers, after receiving input from our president and chief operating officer. These recommendations are reviewed, and ultimately approved, by our compensation committee and our board of directors.

At the request of the compensation committee, our chief executive officer attends all or portions of meetings of the compensation committee, but does not attend portions of any meeting in which the compensation committee discusses his compensation or performance. In addition, our compensation committee reviews the recommendations from our chief executive officer with respect to executive compensation trends among financial services companies, including the overall blend of salary, bonus and equity compensation within such group and his recommendations pertaining to our executive compensation program.

The compensation committee, in accordance with its written charter, oversees all aspects of our director, officer and other executive compensation policies. As described above, the chief executive officer makes a recommendation to the compensation committee with respect to each named executive officer’s compensation, other than his own. After careful deliberation, the compensation committee makes formal recommendations to our board of directors regarding the compensation of each of these named executive officers. The compensation committee also evaluates the chief executive officer’s performance and determines the chief executive officer’s compensation, utilizing input from our board of directors. With regard to director compensation, our compensation committee periodically reviews and makes recommendations to our board of directors regarding such compensation.

The compensation committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. To assist the compensation committee in discharging its responsibilities, during Fiscal 2011, our compensation committee retained an independent compensation consultant, Frederic W. Cook & Co., Inc., or Cook & Co., to review and make recommendations regarding our executive compensation program. Cook & Co. provided research regarding best practices, advice on appropriate executive performance goals and metrics and on the appropriate long-term incentives to best align executive performance with stockholder interests. As part of this process, members of the compensation committee reviewed materials provided by, and had the opportunity to meet independently with, Cook & Co. at any time throughout the year to discuss our executive compensation and to receive input and advice. Cook & Co. does not provide directly, or indirectly through affiliates, any services to us other than those requested by the compensation committee.

Director Nomination Process, Including Diversity Considerations

The process followed by our nominating and corporate governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the nominating and corporate governance committee and other members of the board of directors, as applicable.

In considering whether to recommend any particular candidate for inclusion in the board’s slate of recommended director nominees, the nominating and corporate governance committee applies the criteria attached to its charter. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The nominating and corporate governance committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee.

We believe that our directors and nominees have an appropriate balance of knowledge, experience, attributes, skills and expertise required for our board as a whole and that we have sufficient independent directors to comply with applicable law and regulations. We believe that our directors have a broad range of personal and professional characteristics, including: leadership; management ability; financial experience; the ability to act with integrity and sound judgment; the capacity to demonstrate innovative thinking, consider strategic proposals, assist with the development of our strategic plan and oversee its implementation; the ability to oversee our risk management efforts and executive compensation programs; and the commitment to preparation for, and attendance at, board and committee meetings.

Our board of directors does not have a specific diversity policy, but considers diversity of race, religion, national origin, gender, sexual orientation, disability, cultural background and professional experiences in evaluating candidates for board membership. We believe diversity is important because a variety of viewpoints contribute to an effective decision-making process.

Stockholders may recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the nominating and corporate governance committee, c/o Tod K. Reichert, Corporate Secretary, MCG Capital Corporation, 1100 Wilson Boulevard, Suite 3000, Arlington, Virginia 22209. Assuming that appropriate biographical and background material has been provided on a timely basis, the nominating and corporate governance committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of the nominating and corporate governance committee or our board of directors, by following the procedures set forth under Article II, Section 11, “Advance Notice Provisions for Election of Directors,” in our amended and restated bylaws and that are described in this proxy statement under the heading “Stockholder Proposals.”

At the Annual Meeting, stockholders will be asked to consider the election of three non-employee directors, A. Hugh Ewing, III, Kenneth J. O’Keefe and Gavin Saitowitz, each of which is standing for re-election.

Communicating with the Independent Directors

Our board of directors will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The chairman of the board of directors (if an independent director), or the lead director (if one is appointed), or otherwise the chairperson of the nominating and corporate governance committee, with advice and assistance from the general counsel and chief compliance officer and, if requested, outside legal counsel, is primarily responsible for monitoring communications from stockholders and for providing copies of summaries of such communications to the other directors as he or she considers appropriate.

Under procedures approved by a majority of the independent directors, communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the chairman of the board considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the board of directors should address such communications to the MCG board of directors, c/o Tod K. Reichert, Corporate Secretary, MCG Capital Corporation, 1100 Wilson Boulevard, Suite 3000, Arlington, Virginia 22209.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have posted a current copy of the code of business conduct and ethics on our website, which is located at www.mcgcapital.com. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ Global Select Market listing standards concerning any amendments to, or waivers from, any provision of the code.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and the holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Officers, directors and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of copies of Section 16(a) reports furnished to us and representations made to us, we believe that during Fiscal 2011 our officers, directors and holders of more than 10% of our common stock complied with all applicable Section 16(a) filing requirements.

Our Executive Officers

The following table sets forth the names, ages and positions of our current executive officers as of April 15, 2012:

Name	Age	Position	Held Position Since
Richard W. Neu	56	Chief Executive Officer	October 2011

B. Hagen Saville	50	President and Chief Operating Officer	October 2011 (Executive Vice President, Business Development March 1998–October 2011)

Stephen J. Bacica(1)	41	Executive Vice President, Chief Financial Officer and Treasurer	November 2008 (Senior Vice President and Chief Accounting Officer May 2008–November 2008)

Keith Kennedy(2)	42	Executive Vice President and Managing Director	February 2012

Ehssan Peter Malekian(3)	42	Executive Vice President and Managing Director	March 2012 (Vice President and Managing Director July 2001)

Robert L. Marcotte(4)	53	Executive Vice President and Managing Director	March 2012 (Senior Vice President March 2006; Managing Director August 2002)

Tod K. Reichert(5)	50	Executive Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary	March 2012 (General Counsel August 2011; Chief Securities and Governance Counsel May 2011; Senior Vice President Chief Compliance Officer and Corporate Secretary June 2008)

(1)	Stephen J. Bacica has served as our Executive Vice President, Chief Financial Officer and Treasurer since November 2008. From May 2008 until November 2008, he served as Senior Vice President and Chief Accounting Officer. Prior to joining us in May 2008, Mr. Bacica served as Vice President, Accounting Policy of Marriott International, Inc., or Marriott, from April 2006 to May 2008. Mr. Bacica also served as Senior Director, Accounting Policy of Marriott from July 2004 to April 2006 and as Director, Accounting Policy of Marriott from May 2002 to July 2004. Prior to his employment with Marriott, Mr. Bacica was employed by PricewaterhouseCoopers LLP, where he served in the positions of Audit Manager, Senior Associate and Associate, and by the SEC, where he served in the positions of Senior Staff Accountant and Staff Accountant. Mr. Bacica is a Certified Public Accountant and holds a B.S. in Accounting from Saint Joseph’s University.
(2)	Keith Kennedy joined MCG in February 2012 and serves as an Executive Vice President and Managing Director. From May 2011 to February 2012, Mr. Kennedy served as an Executive-in-Residence at Arlington Capital Partners. From October 2009 until he joined Arlington Capital, Mr. Kennedy pursued principal investing and, during this period, worked exclusively with Jay I. Kislak and J.I. Kislak, Inc. (March to September 2010) to pursue the acquisition of various private companies. From October 2002 to September 2009, Mr. Kennedy worked at GE Capital where he was a Managing Director and invested in over 40 healthcare transactions. Prior to GE, Mr. Kennedy served as a Manager, Transaction Services, at Ernst & Young, LLP (formerly Andersen LLP). Early in his career, Mr. Kennedy served as an Officer in the U.S. Air Force. Mr. Kennedy received his M.B.A. from The College of William & Mary and Bachelor of Science with High Distinction from Indiana University. Mr. Kennedy is a Chartered Financial Analyst and Certified Public Accountant.
(3)	Ehssan Peter Malekian has served as Executive Vice President and Co-Head of Asset Management since March 2012, and has served as a Managing Director since July 2001. Prior to joining us, Mr. Malekian served as Senior Vice President in the Investment Banking Department of Ferris, Baker Watts where he provided advice and led mergers and acquisitions, and corporate finance transactions for middle-market companies. Prior to joining Ferris, Baker Watts, Mr. Malekian was associated with Arthur Andersen in its economic and financial consulting practice. Mr. Malekian holds a B.S. in accounting from George Mason University and an MBA with Distinction from Cornell University’s Johnson School of Management. Mr. Malekian is a Certified Public Accountant.
(4)	Robert L. Marcotte has been an Executive Vice President and Co-Head of Asset management since March 2012, and has served as a Managing Director since August 2002. He served as a Senior Vice President from March 2006 until March 2012 and as a Vice President from August 2002 until March 2006. Prior to joining MCG in 2002, Mr. Marcotte was Chief Financial Officer for Aleron, Inc., a wholesale internet access and network services provider. Formerly, he served as Vice President in the corporate finance department of the investment banking division of Goldman, Sachs & Co. and as a Director of the project and lease finance department within the Investment Banking Department of Merrill Lynch & Co. He also served as Senior Vice President of the project financing department of GE Capital and as a banking officer at Mellon Bank. Mr. Marcotte received his B.S.B.A. from Georgetown University.
(5)	Tod K. Reichert has been as Executive Vice President since March 2012, has served as our General Counsel since August 2011 and as our Chief Compliance Officer and Corporate Secretary since June 2008. Prior to joining us, from January 2001 to June 2008, Mr. Reichert served as counsel in the Corporate Practice Group at WilmerHale where he practiced general corporate and securities law, with an emphasis on public offerings, venture capital transactions and mergers and acquisitions for clients in various industries and sectors, including biotechnology, pharmaceutical, software, emerging technologies and financial services. Prior to joining WilmerHale, Mr. Reichert was associated with Buchanan Ingersoll from September 1997 to December 2000. Mr. Reichert received his J.D. from the Rutgers University School of Law — Newark and his B.F.A. from the University of North Carolina.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

The following compensation discussion and analysis includes our compensation philosophy, a description of our compensation program and the program’s objectives, the elements of compensation used to pay our executives and the compensation-related decisions made with respect to our Chief Executive Officer, or CEO, our former CEO, Chief Financial Officer, or CFO, and our five other most highly compensated current or former executive officers as of the end Fiscal 2011 as set forth below:

Current Named Executive Officers

•	Richard W. Neu, CEO;

•	Stephen J. Bacica, Executive Vice President and CFO;

•	B. Hagen Saville, President and Chief Operating Officer;

•	Robert L. Marcotte, Senior Vice President and Managing Director; and

•	Tod K. Reichert, Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary.

Former Named Executive Officers

•	Steven F. Tunney, Sr., former President and CEO (departed October 31, 2011);

•	Samuel G. Rubenstein, former Executive Vice President and General Counsel (departed September 30, 2011); and

•	Derek R. Thomas, former Executive Vice President, Risk Management and Underwriting (departed August 2, 2011).

These employees are referred to in this proxy statement as our “Named Executive Officers” or “NEOs” for Fiscal 2011. We have included detailed compensation information relating to these individuals in the Executive Compensation Tables below. As used in this “Compensation Discussion and Analysis” section, the term “Committee” or “Compensation Committee” means the Compensation Committee of the MCG board of directors.

Although the compensation discussion and analysis contained in this section is framed in terms of “our” (i.e., management’s) approach to compensation and also refers to actions taken by the Compensation Committee, it should be noted that our compensation program is a cooperative effort among management, the Compensation Committee and the full board of directors, with advice from an outside, independent compensation consultant, and the Compensation Discussion and Analysis is a reflection of that cooperative effort.

Executive Summary

Market and Business Conditions; 2011 Company Performance

There were a number of indicators of modest growth in the United States’ economy during 2011. However, certain leading and lagging indicators suggest continuing volatility and economic instability. Our financial and operating results, including those of a number of our portfolio companies, continued to be affected by the weakness and volatility of certain segments of the economy.

In 2011, we continued to execute on our previously stated strategic plan to, among other initiatives, convert lower-yielding equity investments and unencumbered cash into yield-oriented new investment opportunities. We successfully monetized equity investments in 15 control and other equity positions generating cash proceeds of $64.3 million. Our liquidity position, together with the generation of distributable net operating income of $0.53 per share, enabled our board to declare dividend distributions of $0.66 per share in 2011.

Notwithstanding the success of our 2011 monetization efforts and the solid performance of the majority of our investment portfolio, continued valuation adjustments to our largest control investment, Broadview Networks Holdings, Inc., and valuation adjustments to certain other legacy investments resulted in a reported loss of $93.1 million for 2011. These losses, together with our limited access to debt and equity markets, have currently restricted our origination liquidity sources to our existing SBIC facility and unencumbered cash.

On August 1, 2011, our board of directors approved a plan to reduce our workforce by 42%. As of September 30, 2011, we had 39 employees. In connection with the departures of Samuel G. Rubenstein and Derek R. Thomas on September 30, 2011 and August 2, 2011, respectively, we entered into letter agreements with each of these executives setting forth the terms of their separation from the Company in accordance with their pre-existing agreements with us.

Richard W. Neu, Chairman of our board of directors was elected as chief executive officer, succeeding Steven F. Tunney, Sr., who departed on October 31, 2011. Additionally, B. Hagen Saville, previously the Company’s Executive Vice President of Business Development and a member of our board of directors, was appointed President and Chief Operating Officer.

Under the direction of Messrs. Neu and Saville, we took a fresh look at the most prudent, yet expeditious path to returning the organization back to its roots as a strong middle-market debt lender, with the goal of also reducing the risk profile of MCG from both a credit and leverage standpoint. We also initiated the process of simplifying our operations, taking into consideration the expectation that our legacy equity positions and secondary market funding facilities would continue to wind down during 2012 and beyond.

In addition to our process review, we undertook a comprehensive review of our work force and structure. This review encompassed a benchmark review against internally managed peers together with a skill assessment of our personnel. The review was undertaken with the intended fundamental principle of allowing no degradation to the Company’s existing risk management profile.

As a result of this review, we anticipate that our current work force of 37 full-time equivalents (down from 63 full-time employees at December 31, 2010) will transition to a level of 20 to 25 by year-end 2012. This reduction in staffing levels, along with identified non-compensation cost reduction opportunities, is expected to reduce cash operating costs equal to approximately 2% of our assets in 2013, based on current assumptions.

On January 17, 2012, we announced that our board of directors had authorized a stock repurchase program of up to $35.0 million. Under the program, MCG management is authorized to repurchase shares in open market transactions, including through block purchases, depending on prevailing market conditions and other factors.

2011 Compensation Decisions

The following highlights the Committee’s key compensation decisions for 2011, as reported in the Summary Compensation Table. These decisions were made in consultation with the Committee’s independent consultant, Cook & Co., and are discussed in greater detail elsewhere in this Compensation Discussion and Analysis. Based on the market conditions and Company results discussed above, the Committee took the following key compensation actions in connection with our 2011 compensation program:

•	adopted an annual advisory vote on executive compensation to be responsive to the stockholder preference for annual advisory votes;

•	approved the compensation arrangements in connection with the departures of three Named Executive Officers;

•	approved a bonus to only one Named Executive Officer and participation of one Named Executive Officer in the 2011 Retention Program;

•	approved restricted stock awards in early 2011 based on the calculation of the plan metrics from the 2010 Annual Incentive Cash Bonus Plan;

•	approved the MCG Capital Corporation 2011 Retention Program, primarily for the benefit of our non-executive employees;

•

approved the MCG Capital Corporation 2011 Severance Pay Plan, which provides MCG employees (who are not otherwise a party to an employment letter or agreement) with certain benefits under defined events of termination of employment; and

•

re-assessed the individuals subject to our recoupment policy of incentive compensation (clawback policy), to ensure that the policy maximizes the ability of the Company to recoup compensation obtained through actions on the part of management which may ultimately prove detrimental to the Company and our stockholders. Based on the Committee’s recommendation, our board of directors revised our recoupment policy so that it applies to the Company’s Chief Executive Officer, President and Chief Operating Officer, Chief Financial Officer, Executive Vice President and General Counsel and each Managing Director of the Company.

The changes that were made to our compensation program in connection with our 2011 compensation program build upon the Company’s compensation governance framework and our overall compensation philosophy, which are demonstrated by:

•

our policy that prohibits our directors, Named Executive Officers, and other key executive officers from effecting any short sales of our securities or purchases or sales of puts, calls or other derivative securities, including hedges, based on our securities that limit or eliminate the economic risk to owning our stock;

•	mandatory stock ownership guidelines for our CEO;

•

the Committee’s annual engagement of an independent compensation consultant that does not provide any services to management and that had no prior relationship with management prior to the engagement; and

•	our strong risk management program, which includes the Committee’s significant oversight of the ongoing evaluation of the relationship between our compensation programs and risk.

We encourage you to read this Compensation Discussion and Analysis section for a detailed discussion and analysis of our executive compensation program, including information about the Fiscal 2011 compensation of our Named Executive Officers.

Philosophy and Objectives of Our Executive Compensation Program

Our executive compensation philosophy, which is determined by the Committee and approved by our board of directors, is designed to motivate and reward employees for performance that will result in strong financial results and create long-term value for our stockholders. In that regard, MCG’s compensation programs are structured to:

•	focus management behavior and decision-making on goals that are consistent with the overall strategy of the business;

•	avoid incentivizing excessive risk taking;

•	retain our management team and other employees with the skills critical to MCG’s long-term success; and

•	align the interests of management with those of our stockholders.

Last year, we held our first annual advisory vote to approve named executive officer compensation, commonly known as “Say on Pay.” Approximately 95% of the votes cast voted in favor of our executive compensation as disclosed in our 2011 proxy statement. Although such a vote represents firm support for the named executive officer compensation, we continue to review our compensation program such that it recognizes the new business environment in which MCG operates and is designed to control costs, promote understanding and enable employees to make informed decisions.

Determining Executive Compensation (Roles and Process)

Utilizing this philosophy, our Compensation Committee determines the parameters of the executive compensation program and administers our executive compensation program. This section discusses, in greater detail, the roles and processes underlying the application of our executive compensation philosophy.

Role of CEO in Compensation Decisions

The CEO’s role in the compensation process begins with the establishment of proposed corporate and business performance objectives against which annual incentive cash bonus awards will be measured. Our CEO, together with our executive team, discusses and formulates for consideration annual corporate and business goals. These goals are presented to our Compensation Committee, who reviews and refines the goals, which are set at their discretion, and recommends them for approval by our board of directors. The CEO’s role in the compensation process continues with his review of our Named Executive Officers, together with input from our President and Chief Operating Officer. The CEO presents to the Compensation Committee comprehensive recommendations related to proposed salary increases, if any, together with annual incentive cash bonus awards for each of our Named Executive Officers, after receiving input from our President and Chief Operating Officer. These recommendations are reviewed, and ultimately approved, by our Compensation Committee and our board of directors.

At the request of the Compensation Committee, our CEO attends all or portions of meetings of the Compensation Committee, but does not attend portions of any meeting in which the Compensation Committee discusses his compensation or performance. In addition, our Compensation Committee reviews the recommendations from our CEO and compares them to executive compensation trends among financial services companies, including the overall blend of salary, bonus and equity compensation within such group and his recommendations pertaining to our executive compensation program.

Role of the Compensation Committee

Our Compensation Committee recognizes the importance of maintaining sound principles for the development and administration of our compensation program which is intended to strengthen the link between executive pay and performance. The Compensation Committee, in accordance with its written charter, oversees all aspects of our director, officer and other executive compensation policies. Based on the process described in “Role of CEO in Compensation Decisions,” the CEO makes a recommendation to the Compensation Committee with respect to each Named Executive Officer’s compensation, other than his own. After careful deliberation, the Compensation Committee makes formal recommendations to our board of directors regarding the compensation of each of these Named Executive Officers. The Compensation Committee also evaluates the CEO’s performance and determines the CEO’s compensation utilizing input from our board of directors.

Role of Compensation Consultant

To assist the Compensation Committee in discharging its responsibilities, the Committee engaged Cook & Co. as the Committee’s independent compensation consultant, to fulfill the following responsibilities:

•	review the Company’s executive compensation program and advise the Committee of plans or practices that might be changed to improve effectiveness;

•	proactively advise the Committee on governance best-practices related to executive compensation, as well as areas of concern and risk in the Company’s program;

•	advise the Committee on the appropriate long-term incentives to best align executive performance with stockholder interests;

•	advise on appropriate executive performance goals and metrics;

•	advise on the fair value transfer of equity programs, dilution overhang and comparison to peer group data;

•	advise on proxy recommendations relating to executive pay from stockholder groups;

•	advise the Committee on market trends and developments; and

•	undertake special projects at the request of the Committee.

As part of this process, members of the Compensation Committee reviewed materials provided by, and had the opportunity to meet independently with, Cook & Co. at any time throughout the year to discuss our executive compensation and to receive input and advice. As compensation for services in 2011, Cook & Co. billed us a total of $11,146. Cook & Co. reported directly to the Compensation Committee and did not provide any other services to us other than those described in this section.

We did not retain any other compensation consultant to review our policies and procedures relating to executive compensation during 2011. We expect that from time to time our Compensation Committee will engage one or more consultants to provide advice and resources.

Elements of Compensation and 2011 Compensation Decisions

Our compensation philosophy is reflected in the following elements of the Named Executive Officers’ 2011 compensation program:

Direct Compensation Elements:

•	Fixed: base salary; and

•	Variable: a potential annual cash bonus award; a potential award of shares of restricted common stock and cash under our 2009 Long-Term Incentive Program.

Indirect Compensation Elements:

•	other benefits, such as health, dental, disability and life insurance; and

•	severance and change of control payments.

Base Salary

Base salaries are established for our Named Executive Officers at levels that are intended to reflect the scope of each Named Executive Officer’s industry experience, knowledge and qualifications, salary levels in effect for comparable positions within peer companies in our industry and internal comparability considerations. We believe that base salaries are a fundamental element of our executive compensation program. Base salaries are reviewed at least annually by our Compensation Committee and are adjusted from time to time to ensure that our executive compensation structure remains aligned with our compensation objectives.

When considering adjustment of a senior executive’s base salary, the Compensation Committee reviews market data and evaluates the senior executive’s level of responsibility and experience, as well as our performance. The Compensation Committee also considers the senior executive’s success in achieving business results, demonstrating leadership and promoting our keys to success. We believe the Company’s keys to success are (i) people contributing at their full potential, (ii) being cost efficient and (iii) employing our resources effectively.

The Compensation Committee does not rely solely on predetermined formulas or a limited set of criteria when it evaluates the performance of the senior executives and typically adjusts base salaries for senior executives when:

•	their current compensation significantly deviates from market data;

•	recognizing outstanding individual performance; or

•	acknowledging an increase in responsibility.

Named Executive Officers do not necessarily receive increases in base salary every year. In fact, through 2010, base salaries had remained flat for a three-year period.

During early 2011, the Compensation Committee reviewed the salaries of each of the NEOs and, given the three-year freeze on base salaries for senior management, determined that raises be implemented for the Named Executive Officers. In that regard, effective April 1, 2011, the base salaries for each of the NEOs were adjusted as follows:

	2010 Base Salary ($)	2011 Base Salary ($)
Current NEOs
Stephen J. Bacica	350,000	395,500
B. Hagen Saville	445,000	473,925
Robert L. Marcotte	350,000	365,000
Tod K. Reichert	225,000	245,250
Former NEOs
Steven F. Tunney, Sr.	522,000	561,150
Samuel G. Rubenstein	386,000	397,580
Derek R. Thomas	236,000	245,440

In connection with Mr. Neu’s October 31, 2011 appointment as CEO, on March 15, 2012, our board set Mr. Neu’s annual base salary at $550,000, effective as of November 1, 2011. In connection with Mr. Reichert’s appointment as General Counsel on August 2, 2011, his annual base salary was increased to $325,250.

Short-Term Incentives

Annual Cash Bonuses

We pay annual cash bonuses to reward corporate and individual achievements for the prior fiscal year. For 2011, annual cash bonuses were based on the Compensation Committee’s discretionary assessment of the Company’s and the NEO’s performance, with recommendations from the chief executive officer for NEOs, other than himself.

Given the Company’s results of operations and the comprehensive review of our work force during 2011, the Committee recommended that no annual cash bonuses be paid to the NEOs, except for Robert L. Marcotte, who was approved for a bonus of $146,000 through the 2011 Retention Program (discussed below), and B. Hagen Saville, who received a bonus of $154,688 for SBIC performance through the Solutions Capital GP, LLC Incentive Compensation Program (discussed below).

2011 Retention Program

On August 1, 2011, our board of directors approved the MCG Capital Corporation 2011 Retention Program, or the Retention Program, for the benefit of our employees, including one of our Named Executive Officers, but excluding our: (i) President and Chief Executive Officer; (ii) Executive Vice President and Chief Financial Officer; (iii) Executive Vice President of Business Development; and (iv) Senior Vice President, General Counsel and Chief Compliance Officer. We designed the Retention Program to provide eligible employees with certain incentives related to their past service and continuing employment with MCG. The Retention Program consists of an aggregate of $1.3 million in cash and up to 114,750 shares of restricted common stock.

Under the Retention Program, we awarded cash bonuses to eligible employees, representing a specified percentage of each eligible employee’s respective annual cash bonus target for the fiscal year ended December 31, 2011. We will pay the retention bonus to eligible employees in two equal installments on each of March 31, 2012 and September 30, 2012, subject to the participating employees’ continued employment with MCG. Certain employees also received shares of restricted common stock under the Amended and Restated 2006 Employee Restricted Stock Plan, which we refer to as the 2006 Employee Restricted Stock Plan. The forfeiture provisions with respect to 50% of the shares of restricted common stock subject to each retention stock award lapsed on March 31, 2012, and forfeiture provisions with respect to the remaining 50% of the shares will lapse on September 30, 2012.

Pursuant to the terms and conditions of the Retention Program, our board of directors awarded Robert L. Marcotte, a Senior Vice President and Managing Director of the Company, (i) a cash payment of $146,000, half of which was paid to Mr. Marcotte on March 31, 2012, and the other half of which shall be paid to Mr. Marcotte on September 30, 2012, subject to Mr. Marcotte’s continued employment with MCG and (ii) 15,000 shares of restricted common stock.

Solutions Capital GP, LLC Incentive Compensation Program

Solutions Capital GP, LLC, or Solutions GP, is a wholly-owned subsidiary of MCG and 1% owner of Solutions Capital I, L.P., our subsidiary licensed by the United States Small Business Administration, or the SBA, to operate as a small business investment company, or SBIC, under the Small Business Investment Act of 1958, as amended. The Named Executive Officers who serve on the board of managers of Solutions GP participate in the Solutions Capital GP, LLC Incentive Compensation Program, or Incentive Program, which was approved as part of the licensure process of Solutions Capital I, L.P. with the SBA. The purpose of the Incentive Program is to appropriately incentivize and economically motivate such individuals to provide meaningful assistance to Solutions GP in connection with the successful management, operation and oversight of Solutions Capital I, L.P. Each year, the Incentive Program may yield a bonus pool based on “success fees” that are derived from SBIC investment exit transactions. The criterion for success is an internal rate of return on an investment of greater than 7% and any success fee is based on the original size of the investment, as follows: (i) less than $3.0 million = $100,000; (ii) between $3.0 million and $5.0 million = $150,000; and (iii) above $5.0 million = $200,000. If qualifying SBIC investment exit transactions occur in any given year, the pool is then allocated 75% to the individuals who serve on the board of managers of Solutions GP and 25% to other staff that work on SBIC matters. Any allocation or distributions are typically credited against any bonus paid by MCG to applicable employees.

During 2011, Messrs. Tunney, Saville and Rubenstein served on the board of managers of Solutions GP. As a result of his departure from MCG on October 31, 2011, Mr. Tunney was not eligible to receive any allocation or distribution with respect to any successful investment exit transactions. Given the decision by the Committee to pay no annual cash bonuses in 2011, Mr. Saville received an allocation of $154,688. Mr. Rubenstein was eligible for participation in the Incentive Program under his consulting agreement with MCG and received an allocation of $103,125, see “Certain Relationships and Related Transactions; Policies and Procedures For Related Person Transactions — Related Person Transaction.”

Discretionary Bonuses

The Compensation Committee has the authority to award annual bonuses to executive officers on a discretionary basis. The Committee typically awards discretionary bonuses for undertaking additional duties, accomplishing specific projects or achieving specific benefits for us, such as special efforts in connection with a transaction, the disposition on favorable terms of corporate assets and special efforts in connection with corporate initiatives. The Committee may also award discretionary bonuses based on other factors. No such bonuses were awarded in 2011.

Long-Term Incentives

Equity Awards

Compensation for employees, including executive officers, also includes awards of restricted stock. We believe that the particular characteristics of our business, our dependence on key personnel to conduct our business effectively and the highly competitive environment in which we operate require the use of equity-based compensation for our personnel.

Relative to other forms of equity-based compensation, we believe restricted stock allows us to:

•	align our business plan, stockholder interests and employee concerns;

•	manage dilution associated with equity-based compensation; and

•	match the return expectations of the business more closely with our equity-based compensation plan.

We believe restricted stock motivates performance that is more consistent with the type of return expectations that we have established for our stockholders. Shares of restricted stock that are subject to forfeiture provisions allow us to set objectives and provide meaningful rewards over time to employees.

Executives who join us are typically awarded shares of restricted stock. The size of an initial award is generally intended to reflect the level of the employee’s position with us. The forfeiture restrictions governing initial restricted stock awards usually lapse on a quarterly basis over a four-year period. Annual performance awards have historically been made pursuant to a pre-set range approved by our board of directors and set forth on a matrix that is generally intended to reflect the level of the employee’s position with us as well as an individual’s performance relative to his or her goals and other employees at the same performance and position level. These restricted stock awards have generally been made annually in conjunction with the review of individual performance. Forfeiture restrictions governing performance awards have typically lapsed quarterly over a four-year period.

During 2011, the Compensation Committee approved annual restricted stock awards to the Named Executive Officers based on the calculation of the plan metrics from the 2010 Annual Incentive Cash Bonus Plan. After calculating an overall Company score of 78.17 for the 2010 Annual Incentive Cash Bonus Plan, the Committee, in its discretion, adjusted the overall Company score downward to 60.089 after considering the diminution in NAV and levels of achievement with respect to unencumbered asset monetizations, NOI per share and EPS, as well as higher than expected losses on the portfolio and non-accrual assets running higher than plan. After reducing such score, on March 1, 2011, the Committee then awarded shares of restricted stock to the NEOs calculated off of a base level of shares for each executive multiplied by the final Company score. In certain instances, the final share allocation was adjusted by the Committee.

	Base Share Level (#)	2011 Restricted Stock Award (#)(1)
Current NEOs
Stephen J. Bacica	50,000	34,000
B. Hagen Saville	75,000	44,000
Robert L. Marcotte	30,000	35,000
Tod K. Reichert	25,000	15,000
Former NEOs
Steven F. Tunney, Sr.	100,000	57,500
Samuel G. Rubenstein	35,000	36,000
Derek R. Thomas	25,000	16,000

(1)	With the exception of the NEOs who departed the Company in 2011, these shares are subject to restricted stock agreements dated March 1, 2011, pursuant to which the forfeiture restrictions lapsed as to 6.25% of the aggregate number of shares subject to this award on March 31, 2011 and as to an additional 6.25% of the shares at the end of each successive three-month period thereafter.

We provide long-term incentive compensation to our NEOs and other employees through the 2006 Employee Restricted Stock Plan. As a business development company, we must comply with the requirements of the 1940 Act, which imposes certain requirements on the structure of our compensation programs, including limitations on our ability to issue equity-based compensation to our employees and directors. Our stockholders approved the 2006 Employee Restricted Stock Plan at our 2006 Annual Meeting and amendments to such plan at our 2008 Annual Meeting and our 2010 Annual Meeting. On April 4, 2006, the SEC granted us an order authorizing the issuance of restricted stock to our employees. Awards under the 2006 Employee Restricted Stock Plan will comply with all aspects of the SEC’s order, including the following:

•	no one person may be granted awards totaling more than 25% of the shares available;

•	in any fiscal year, no person may be granted awards in excess of 500,000 shares of our common stock; and

•

the total number of shares that may be outstanding as restricted shares under all of our compensation plans may not exceed 10% of the total number of our shares of common stock authorized and outstanding at any time.

The restricted stock awarded under the 2006 Employee Restricted Stock Plan is subject to restrictions on transferability and other restrictions as required by the Compensation Committee from time to time. Except to the extent restricted under the terms of the 2006 Employee Restricted Stock Plan, a participant granted an award will have all the rights of any other stockholder, including the right to vote the restricted stock and the right to receive dividends. During the restriction period prior to the lapse of applicable forfeiture provisions, the restricted stock generally may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the participant. Except as our board of directors or the Compensation Committee otherwise determines, if we terminate a 2006 Employee Restricted Stock Plan participant’s employment during the restriction period, he or she will forfeit any restricted stock for which forfeiture provisions had not yet lapsed as of the date terminated.

Our board of directors may modify, revise or terminate the 2006 Employee Restricted Stock Plan at any time and from time to time, subject to the terms of:

•	the SEC’s order;

•	our certificate of incorporation and bylaws; and

•	applicable law.

Our board of directors will seek stockholder approval of any action modifying a provision of the 2006 Employee Restricted Stock Plan when it determines that such stockholder approval is appropriate under the provisions of applicable law, our certificate of incorporation or bylaws, or the SEC order. In May 2010, our stockholders approved an amendment to the 2006 Employee Restricted Stock Plan, to increase the maximum aggregate number of shares of our common stock available for issuance thereunder from 3,500,000 to 6,050,000 shares.

Long-Term Incentive Plan

Under the 2009 Long-Term Incentive Program, all of our executive officers and key, non-executive employees designated by the Committee were eligible to receive (i) an award of shares of restricted common stock, to be issued under the 2006 Employee Restricted Stock Plan, for which forfeiture restrictions lapse upon the achievement of specified Company share price thresholds, each, a “LTIP Restricted Stock Award” and (ii) a bonus payable in cash upon the achievement of specified Company share price thresholds, each, an “LTIP Cash Bonus.” The 2009 Long-Term Incentive Program was intended to motivate executive management to provide superior performance over an extended period and to build long-term stockholder value.

The performance measure is the level of our stock price over a three-year measurement period ending July 22, 2012. The Committee selected this goal because it believes executive pay under a long-term, capital accumulation program, such as this, should mirror our long-term performance. The Committee has broad discretion to construe and interpret the terms of 2009 Long-Term Incentive Program, to make adjustments or amendments to the program, to make determinations regarding the weighting or impact of any particular set of criteria or goals that have been satisfied, and to ultimately make determinations as to whether to award LTIP Restricted Stock Awards or LTIP Cash Bonuses.

Share price thresholds must be achieved within the plan period and each share price threshold must be maintained for twenty consecutive trading days. Two thirds of the shares of common stock subject to each LTIP Restricted Stock Award will become free from forfeiture, and two thirds of the amount of each LTIP Cash Bonus earned will be awarded, upon achievement of the applicable milestone, a “Share-Price Satisfaction Date,” with the forfeiture restrictions applicable to the remaining one third of the shares of common stock subject to each LTIP Restricted Stock Award lapsing and the remaining one third of the amount of each LTIP Cash Bonus earned, to be awarded one year after the achievement of the applicable milestone, a “Final Satisfaction Date,” in each case subject to the participant’s continued employment with us.

The forfeiture restrictions applicable to the shares of restricted common stock subject to each LTIP Restricted Stock Award shall lapse according to the following schedule:

Share Price	Percentage of Shares of Restricted Common Stock Issued	% of Restricted Stock for which Forfeiture Provisions Lapse
		On Share-Price Satisfaction Date	12 Months after Share-Price Satisfaction Date
$3	25%	16.67%	8.33%
$4	50%	33.33%	16.67%
$5	75%	50.00%	25.00%
$6	90%	60.00%	30.00%
$7	100%	66.67%	33.33%

In the event that our share price reaches predetermined price thresholds, participants may be eligible to receive their respective pro-rata portion of the aggregate dollar amount reserved by us for LTIP Cash Bonuses. LTIP Cash Bonuses are not earned until such time as our share price reaches $5.00, and the maximum payout is not earned until such time as our share price reaches $8.00. The table below sets forth the aggregate LTIP Cash Bonus dollar amounts available for distribution to participants at various share price thresholds:

Share Price	Aggregate Dollar Amount for Each Share Price Achieved
$3.00	$0
$4.00	$0
$5.00	$1,000,000
$6.00	$996,000
$7.00	$1,006,000
$8.00	$2,209,000

Awards Under 2009 Long-Term Incentive Program

On June 17, 2009, the Committee recommended and, on July 23, 2009, our board of directors approved, LTIP Restricted Stock Awards under the 2009 Long-Term Incentive Program to our Named Executive Officers. The table below illustrates the potential cumulative number of shares of common stock for which forfeiture restrictions could lapse with respect to LTIP Restricted Stock Awards to our Named Executive Officers upon the achievement of various share price guidelines:

Name	Share Price Achieved
	$3.00	$4.00	$5.00	$6.00	$7.00	$8.00
	Cumulative Shares for which Forfeiture Restrictions could Lapse	Cumulative Shares for which Forfeiture Restrictions could Lapse	Cumulative Shares for which Forfeiture Restrictions could Lapse	Cumulative Shares for which Forfeiture Restrictions could Lapse	Cumulative Shares for which Forfeiture Restrictions could Lapse	Cumulative Shares for which Forfeiture Restrictions could Lapse
Current NEOs
Stephen J. Bacica	18,750	37,500	56,250	67,500	75,000	75,000
B. Hagen Saville	43,750	87,500	131,250	157,500	175,000	175,000
Robert L. Marcotte	10,000	20,000	30,000	36,000	40,000	40,000
Tod K. Reichert	10,000	20,000	30,000	36,000	40,000	40,000
Former NEOs
Steven F. Tunney, Sr.	50,000	100,000	150,000	180,000	200,000	200,000
Samuel G. Rubenstein	16,250	32,500	48,750	58,500	65,000	65,000
Derek R. Thomas	10,000	20,000	30,000	36,000	40,000	40,000

The table below illustrates the potential cumulative LTIP Cash Bonuses payable to the Named Executive Officers upon the achievement of various share price guidelines:

Name	Share Price Achieved
	$3.00	$4.00	$5.00	$6.00	$7.00	$8.00
	Cumulative Bonus Earned	Cumulative Bonus Earned	Cumulative Bonus Earned	Cumulative Bonus Earned	Cumulative Bonus Earned	Cumulative Bonus Earned
Current NEOs
Stephen J. Bacica	—	—	87,000	173,000	260,000	452,000
B. Hagen Saville	—	—	202,000	405,000	607,000	1,054,000
Robert L. Marcotte	—	—	46,000	92,000	139,000	241,000
Tod K. Reichert	—	—	46,000	92,000	139,000	241,000
Former NEOs
Steven F. Tunney, Sr.	—	—	231,000	462,000	694,000	1,204,000
Samuel G. Rubenstein	—	—	75,000	150,000	225,000	391,000
Derek R. Thomas	—	—	46,000	92,000	139,000	241,000

On each of October 6, 2009, October 27, 2009, April 19, 2010, November 1, 2010 and February 28, 2011 the $3, $4, $5, $6 and $7 share-price thresholds, respectively, were satisfied and the Committee recommended and our board of directors approved, LTIP Restricted Stock Awards and, where applicable, LTIP Cash Bonuses, under the 2009 Long-Term Incentive Program with respect to each such threshold to the Named Executive Officers. Mr. Neu did not participate in the 2009 Long-Term Incentive Program, and will not receive any awards under this plan. For further detail regarding the Fiscal 2009 grant date value of the LTIP Restricted Stock Awards and the payment of LTIP Cash Bonuses, see “ — Summary Compensation Table.”

Timing of Restricted Stock Awards

We will not time or select the dates of any stock award in coordination with our release of material non-public information, nor will we have any program, plan or practice to do so.

Other Elements of Compensation and Perquisites

We maintain broad-based benefits that are provided or offered to eligible employees, including comprehensive medical, dental and vision insurance, group term life insurance, business travel accident insurance, short term disability insurance, long term disability insurance, flexible spending reimbursement accounts and a 401(k) plan. Our Named Executive Officers are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. Each program is described in more detail below:

Medical Insurance

We offer to each Named Executive Officer, their spouses, domestic partners and children, health, dental and vision insurance coverage that we make available to our other employees. We pay a portion of the premiums for this insurance for all employees.

Life, Disability and Other Insurance

We provide each Named Executive Officer group term life insurance, business travel accident insurance, short term disability insurance and long term disability insurance that we make available to our other employees. We pay a portion of the premiums for this insurance for all employees, except long term disability insurance, which is paid by our employees.

Defined Contribution Plan

We offer a Section 401(k) Savings/Retirement Plan, or the 401(k) Plan, a tax-qualified retirement plan, to eligible employees. The 401(k) Plan permits eligible employees to defer between 1% and 60% of their annual eligible compensation, subject to certain limitations imposed by the Internal Revenue Code. The employees’ elective deferrals are immediately vested and non-forfeitable in the 401(k) Plan. In any plan year, we will contribute to each participant who is considered a non-highly compensated employee under the Internal Revenue Code, a matching contribution equal to 100% of the first 3% and 50% of the next 2% of the participant’s compensation that he or she has contributed to the plan. Company contributions to participants who are considered highly compensated employees under the Internal Revenue Code equal 100% of the first 1% and 50% of the next 4% of the participant’s compensation that he or she has contributed to the plan. Company contributions to non-highly compensated employees vest immediately and contributions to highly compensated employees vest annually on a straight line basis over the employee’s first five years of employment. With the exception of Richard W. Neu and B. Hagen Saville, all of our Named Executive Officers participated in the 401(k) Plan during Fiscal 2011 and received matching contributions.

Non-Qualified Deferred Compensation Plan

We also maintained a non-qualified deferred compensation plan that allowed eligible employees classified as a principal, managing director, senior vice president, executive vice president, president or chief executive officer, to defer payment of up to 50% of their base salary and up to 100% of cash bonus into an interest-bearing account. Interest is compounded quarterly at our cost of funds rate plus 200 basis points. No employer contributions are provided. For 2011, Mr. Rubenstein opted to defer a portion of his compensation under the non-qualified deferred compensation plan. In November 2011, our board of directors approved the termination of the deferred compensation plan effective as of December 1, 2011.

Other

We make available certain other perquisites or fringe benefits to all eligible employees, including the Named Executive Officers, such as parking fees, transit fees and professional society dues.

MCG Recoupment Policy of Incentive Compensation (Clawback Policy)

The Committee supports governance and compliance practices that are transparent and protect the interests of the Company’s stockholders. To strengthen the Company’s practices in these areas, the Company has adopted a policy on the recoupment of incentive compensation in the event of a material restatement. The recoupment policy requires our board of directors to review any annual cash and equity-based awards, performance-based compensation and other forms of cash or equity compensation made under the 2006 Employee Restricted Stock Plan, as may be amended from time to time, or any other incentive compensation plan of the Company, excluding time-based awards of restricted stock, made to a Senior Officer after January 1, 2011 and that was provided to any Senior Officer on the basis of the Company having met or exceeded specific performance targets during a performance period that is subject to a material restatement of Company financial results. If: (1) the payment was predicated upon achieving certain financial results that were subsequently the subject of a material restatement of Company financial statements filed with the Securities and Exchange Commission; (2) the board determines the Senior Officer engaged in the willful commission of an act of fraud, dishonesty, recklessness or other intentional misconduct that caused or substantially caused the need for the material restatement; and (3) a lower payment would have been made to the Senior Officer based upon the restated financial results, then our board of directors is required, to the extent practicable, to seek to recover for the benefit of the Company the portion of such compensation that would not have been earned had the incentive compensation been based on the financial results as restated. For purposes of this policy, the term “Senior Officer” means the Company’s Chief Executive Officer, President and Chief Operating Officer, Chief Financial Officer, Executive Vice President and General Counsel and each Managing Director of the Company.

Commitment Not to Enter into any Future Gross-Up Agreements, with Limited Exceptions

On March 31, 2010, our board of directors adopted the following policy concerning “gross ups” for excise taxes payable by executives: the Company shall not enter into future agreements with its employees that, in the event of a change of control, obligate the Company to provide for excise tax “gross ups” (i.e., if the executive receives payments in the event of a change in control and such payments become subject to excise tax under Section 4999 of the Internal Revenue Code, then the executive will be entitled to receive a payment in an amount equal to the excise tax imposed upon such payment(s)); however, in unusual circumstances where the board believes that accommodations have to be made to recruit a new executive to the Company, limited reimbursement for taxes payable may be included in executives’ contracts, provided that the excise tax “gross ups” will be limited to payments triggered by both a change in control and a termination of employment and will be subject to a three-year sunset provision.

Minimum Stock Ownership Requirements

To further align the interests of the chief executive officer with Company stockholders, our board of directors has established minimum stock ownership guidelines under which the chief executive officer is required to own Company stock equal in value to three times his or her annual salary. The Committee develops and reviews from time to time the stock ownership guidelines set forth above and recommends any changes for approval by our board of directors. With the exception of our chief executive officer, there are no minimum stock ownership guidelines for our other Named Executive Officers or employees, although our senior management team members are encouraged and expected to have a significant direct interest in the value of our common stock through open market purchases and/or receipt of equity awards.

Prohibition on Speculation in MCG Stock; Oversight of Employee Equity Ownership

Our insider trading policy prohibits any short sales of our securities or purchases or sales of puts, calls or other derivative securities, including hedges, based on our securities that limit or eliminate the economic risk to our executives and directors of owning our stock. We have not included in our insider trading policy a formal prohibition against purchasing our securities on margin, borrowing against our securities held in a margin account or pledging our securities as collateral for a loan; however, we have advised our employees and members of our board of the risks and consequences of such activities and encourage them to be judicious when considering such actions. Trading in our securities by our employees and the employee’s immediate family members who reside with the employee or whose transactions are subject to the employee’s influence or control, is limited to open window trading periods designated by the chief compliance officer. In addition, all transactions by any employee involving Company securities must be pre-cleared by the chief compliance officer.

Internal Equity Considerations

In making compensation decisions, the Committee seeks to promote teamwork among, and high morale within, our senior management team, including the Named Executive Officers. While the Committee does not use any quantitative formula or multiple for comparing or establishing compensation for the senior management team, it is mindful of internal pay equity considerations, and assesses the relationship of the compensation of each executive to other members of the senior management team.

Severance and Change of Control Benefits

Pursuant to employment agreements we entered into with Messrs. Saville, Bacica and Reichert, these Named Executive Officers are entitled to certain benefits in the event of the termination of their employment under specified circumstances, including termination without cause and for good reason and following a change of control of MCG. We have no agreements in place with Messrs. Neu or Marcotte. In connection with the departures of Messrs. Tunney, Rubenstein and Thomas on October 31, 2011, September 30, 2011 and August 2, 2011, respectively, we entered into letter agreements with each of these executives setting forth the terms of their separation from the Company in accordance with their pre-existing agreements with us.

We believe that severance protections, particularly in the context of a change of control transaction, can play a valuable role in attracting and retaining executive officers, are an important part of an executive’s compensation and are consistent with competitive practices. Accordingly, we provide such protections for certain of our Named Executive Officers and other executive officers. We believe that the occurrence, or potential occurrence, of a change of control will create uncertainty regarding the continued employment of our Named Executive Officers. This uncertainty results from the fact that many change of control transactions result in significant organizational changes, particularly at the senior executive level. We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, under the captions “ — Employment, Severance and Change of Control Arrangements” and “ — Potential Termination and Change of Control Payments for Messrs. Neu, Bacica, Saville, Marcotte and Reichert and Separation Payments made in 2011 to Messrs. Tunney, Rubenstein and Thomas” below.

2011 Severance Pay Plan

On August 1, 2011, our board of directors approved the MCG Capital Corporation 2011 Severance Pay Plan, or the 2011 Severance Plan, which commits the Company to provide MCG employees (who are not otherwise a party to an employment letter or agreement) with certain benefits under defined events of termination of employment. Specifically, the plan provides that in the event of an eligible employee’s termination of employment without cause or resignation for good reason, the employee will be eligible for three, six or nine months of continuing separation pay, healthcare continuation benefits and lapsing of forfeiture provisions with respect to shares of restricted stock (based on years of service with MCG).

The 2011 Severance Plan also provides that in the event of an eligible employee’s death, the employee’s beneficiaries would be paid the total amount of the eligible employee’s separation pay in a lump sum on the 60th day following the eligible employee’s death. In the event of an eligible employee’s voluntary resignation other than for good reason, the eligible employee would receive a payment equal to four weeks base salary if the employee provides the Company at least 30 days’ advance notice of his/her separation date. All payments made by the Company under the Severance Plan are subject to the eligible employee or the employee’s beneficiary signing a release of claims against the Company.

Tax and Accounting Considerations

It is generally our policy to qualify compensation paid to executive officers for deductibility under Section 162(m) of the Internal Revenue Code. Section 162(m) generally prohibits us from deducting the compensation of certain executive officers that exceeds $1,000,000 unless that compensation is based on the satisfaction of objective performance goals. Although we generally are not subject to corporate income taxes, because we have elected to be taxed as a regulated investment company under Subchapter M of the Internal Revenue Code, Section 162(m) impacts the calculation of taxable income, 90% of which we are required to distribute through dividends. Generally, however, we do not believe Section 162(m) deductibility has a material impact on stockholder value. The Compensation Committee will try to preserve the deductibility of compensation, to the extent reasonably practical and to the extent consistent with its other compensation objectives, but in some cases may make performance-based awards not exempt from these limits where such awards are appropriate and will not have a material impact on stockholder value.

We account for equity compensation paid to our employees under the rules of ASC 718, which requires us to measure and recognize compensation expense in our financial statements for all share-based payments based upon an estimate of their fair value over the service period of the award. We record cash compensation as an expense at the time the obligation is accrued.

Non-Employee Director Compensation

Non-employee director compensation is set by our board of directors at the recommendation of the Compensation Committee. In developing its recommendations, the Compensation Committee was guided by the following goals: compensation should fairly pay directors for work required in a company of our size and scope; and the structure of the compensation should be simple, transparent and easy for stockholders to understand. Our board of directors has determined that each non-employee director should receive an annual retainer and a fee for each committee on which the non-employee director serves. Our chairman and the chairs of each of the committees of our board of directors also receive a fee for serving in such positions. Our board of directors also approved reimbursement to directors for reasonable and necessary expenses incurred in connection with attendance at meetings of the board of directors and other Company business during 2011.

Upon re-election at our Annual Meetings of Stockholders, each re-elected non-employee director is awarded shares of our restricted common stock.

For a further description of the compensation paid to non-management directors for 2011, see “ — Compensation of Directors.”

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding compensation earned by our Chief Executive Officer, our former Chief Executive Officer, our Chief Financial Officer, and five other most highly compensated current or former executive officers as of the end of the fiscal year ended December 31, 2011, or Fiscal 2011. The table also sets forth information for the fiscal years ended December 31, 2009 and December 31, 2010, or Fiscal 2009 and Fiscal 2010. We refer to these executive officers as our “Named Executive Officers” or “NEOs” elsewhere in this proxy statement.

Name and Principal Positions(1)	Year	Salary ($)		Bonus ($)		Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)		Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation(23) ($)		Total ($)
Current NEOs
Richard W. Neu Chief Executive Officer	2011	208,333	(4)	—		48,600	—		—	—		256,933

Stephen J. Bacica Executive Vice President and Chief Financial Officer	2011	384,125		—		241,060	87,000		—	10,740		722,925
	2010	350,000		13,933	(5)	—	278,155	(6)	—	11,028		653,116
	2009	350,000		102,500	(7)	167,706	184,854		—	10,674		815,734

B. Hagen Saville President and Chief Operating Officer	2011	466,694		—		311,960	356,688	(8)	428	6,052		1,141,822
	2010	445,000		—		—	525,996	(9)	259	4,638		975,893
	2009	445,000		—		449,914	235,028		1,047	8,364		1,139,353

Robert L. Marcotte Senior Vice President and Managing Director	2011	361,250		—	(10)	330,950	47,000		—	12,222		751,422
	2010	350,000		10,907	(11)	—	176,124	(12)	—	11,028		548,059
	2009	350,000		160,000	(7)(13)	89,443	147,883		—	10,779		758,105

Tod K. Reichert Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary	2011	273,213	(14)	—		243,850	47,000		—	12,505		576,568
Former NEOs
Steven F. Tunney, Sr. Former President and Chief Executive Officer	2011	457,838	(15)	—		407,675	232,000		926	2,289,684	(16)	3,388,123
	2010	522,000		—		—	603,149	(17)	562	11,028		1,136,739
	2009	522,000		—		513,141	275,696		2,267	10,860		1,323,964

Samuel G. Rubenstein Former Executive Vice President and General Counsel	2011	295,290	(18)	—		255,240	75,000		1,818	1,657,608	(19)	2,284,956
	2010	386,000		—		—	265,971	(20)	1,028	11,954		664,953
	2009	386,000		—		145,345	203,867		3,750	11,790		750,752

Derek R. Thomas Former Executive Vice President, Risk Management and Underwriting	2011	142,701	(21)	—		113,440	46,666		—	395,847	(22)	698,654

(1)	The titles noted in this table are each officer’s title as of December 31, 2011. Mr. Neu became our Chief Executive Officer on October 31, 2011. Mr. Saville became our President and Chief Operating Officer on October 31, 2011. Mr. Reichert became our General Counsel on August 2, 2011. Mr. Tunney resigned from the Company effective as of October 31, 2011. On August 2, 2011, Mr. Rubenstein resigned from the Company effective as of September 30, 2011. Mr. Thomas separated from the Company effective as of August 2, 2011.
(2)	The amounts shown reflect the aggregate grant date fair value of the stock awards during Fiscal 2009, Fiscal 2010 and Fiscal 2011 computed in accordance with ASC Topic 718—Compensation—Stock Compensation (formerly Statement of Financial Accounting Standards No. 123(R)—Share-Based Payment). These amounts reflect the total grant date fair value for these awards and do not correspond to the actual cash value that will be recognized by each of the Named Executive Officers when earned. The Named Executive Officers were not awarded any shares of restricted stock during Fiscal 2010. The Fiscal 2009 grant date value reflects the LTIP Restricted Stock Awards made to each of the Named Executive Officers under our 2009 Long-Term Incentive Program, which have a three-year duration ending on July 22, 2012. Under the 2009 Long-Term Incentive Program, each Named Executive Officer was required to be employed by us on the date that our share price reached each requisite milestone for the required period of time and the date that was twelve months following each share price satisfaction date in order to receive without restriction, the full number of shares of common stock subject to the relevant portion of their respective LTIP Restricted Stock Awards. A detailed description of the 2009 Long-Term Incentive Program has been included in our Compensation Discussion and Analysis. On June 1, 2011, the date of our 2011 annual meeting of stockholders, we awarded 7,500 shares of our restricted common stock to Mr. Neu in connection with his service as a non-employee director. Executives are not entitled to receive dividends on performance-based shares until such time as the applicable performance conditions are met and the shares are earned. The assumptions used by us with respect to the valuation of restricted stock awards are set forth in Note 9—Share-Based Compensation to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011. The individual awards reflected in the summary compensation table are summarized below:

Name	Date of Award	Number of Shares Subject to Award (#)	Aggregate Grant-Date Fair Value Computed in Accordance with ASC 718 for Stock Awards Granted in Fiscal Year
			2009 ($)	2010 ($)	2011 ($)

Richard W. Neu	6/1/11	7,500	—	—	48,600

TOTAL			—	—	48,600

Stephen J. Bacica	7/23/09	75,000	167,706	—	—
	3/1/11	34,000	—	—	241,060

TOTAL			167,706	—	241,060

Name	Date of Award	Number of Shares Subject to Award (#)	Aggregate Grant-Date Fair Value Computed in Accordance with ASC 718 for Stock Awards Granted in Fiscal Year
			2009 ($)	2010 ($)	2011 ($)

B. Hagen Saville	7/23/09	195,000	449,914	—	—
	3/1/11	44,000	—	—	311,960

TOTAL			449,914	—	311,960

Robert L. Marcotte	7/23/09	40,000	89,443	—	—
	3/1/11	35,000	—	—	248,150
	8/3/11	15,000	—	—	82,800

TOTAL			89,443	—	330,950

Tod K. Reichert	3/1/11	15,000	—	—	106,350
	8/2/2011	25,000	—	—	137,500

TOTAL			—	—	243,850

Steven F. Tunney, Sr.	7/23/09	222,500	513,141	—	—
	3/1/11	57,500	—	—	407,675

TOTAL			513,141	—	407,675

Samuel G. Rubenstein	7/23/09	65,000	145,345	—	—
	3/1/11	36,000	—	—	255,240

TOTAL			145,345	—	255,240

Derek R. Thomas	3/1/11	16,000	—	—	113,440

TOTAL			—	—	113,440

(3)	The amounts shown for Fiscal 2011 represent LTIP Cash Bonus payments in connection with the achievement of the $7.00 share price threshold under our 2009 Long-Term Incentive Program. The amounts shown for Fiscal 2010 represent (i) annual incentive cash bonus awards paid to each applicable Named Executive Officer during March and September of Fiscal 2011 for the achievement of specified performance objectives during Fiscal 2010 and (ii) LTIP Cash Bonus payments in connection with the achievement of the $5.00 and $6.00 share price thresholds under our 2009 Long-Term Incentive Program. The amounts shown for Fiscal 2009 represent annual incentive cash bonus awards paid to each applicable Named Executive Officer during March and September of Fiscal 2010 for the achievement of specified performance objectives for such year.
(4)	Includes (i) $91,667, the pro-rated portion of Mr. Neu’s annual base salary of $550,000 for his service as Chief Executive Officer from November 1, 2011 through year-end and (ii) $116,667, the fees earned by Mr. Neu as a non-employee director during Fiscal 2011, including the pro-rated portion of: (a) an annual retainer; (b) a fee for service as the non-employee chairman of the board; (c) an annual fee for chairing the nominating and corporate governance committee of the board of directors; and (d) an annual fee for being a member of each of the audit committee, nominating and corporate governance committee and investment and valuation committee.
(5)	Represents a discretionary bonus of $13,933 paid to Mr. Bacica for 2010 performance.
(6)	Includes $105,155 earned by Mr. Bacica under the 2010 Annual Incentive Cash Bonus Plan and $173,000 in LTIP Cash Bonus payments awarded to Mr. Bacica in connection with the achievement of the $5.00 and $6.00 share price thresholds under our 2009 Long-Term Incentive Program.
(7)	Pursuant to the terms and conditions of our 2008 Retention Program, on August 6, 2008, our Compensation Committee awarded (i) Mr. Bacica a cash payment of $102,500, which was paid in three equal installments on each of March 31, 2009, June 30, 2009 and September 30, 2009 and (ii) Mr. Marcotte a cash payment of $140,000, which was paid in three equal installments on each of March 31, 2009, June 30, 2009 and September 30, 2009.
(8)	Includes an LTIP Cash Bonus payment of $202,000 awarded in connection with the achievement of the $7.00 share price threshold under our 2009 Long-Term Incentive Program and $154,688 paid to Mr. Saville for 2011 SBIC performance.
(9)	Includes $120,996 earned by Mr. Saville under the 2010 Annual Incentive Cash Bonus Plan and $405,000 in LTIP Cash Bonus payments awarded to Mr. Saville in connection with the achievement of the $5.00 and $6.00 share price thresholds under our 2009 Long-Term Incentive Program.
(10)	Pursuant to the terms and conditions of the 2011 Retention Program, on August 1, 2011, our board of directors awarded Mr. Marcotte a cash payment of $146,000, which shall be paid in two equal installments on each of March 31, 2012 and September 30, 2012, subject to Mr. Marcotte’s continued employment with MCG.
(11)	Represents a discretionary bonus of $10,907 paid to Mr. Marcotte for 2010 performance.
(12)	Includes $84,124 earned by Mr. Marcotte under the 2010 Annual Incentive Cash Bonus Plan and $92,000 in LTIP Cash Bonus payments awarded to Mr. Marcotte in connection with the achievement of the $5.00 and $6.00 share price thresholds under our 2009 Long-Term Incentive Program.
(13)	Includes a discretionary bonus of $20,000 paid to Mr. Marcotte for 2009 performance.
(14)	Represents the sum of the pro-rated portion of Mr. Reichert’s annual base salary for his service as Chief Securities and Governance Counsel, Chief Compliance Officer and Corporate Secretary from January 1, 2011 through August 1, 2011 and the pro-rated portion of his annual base salary for his service as General Counsel, Chief Compliance Officer and Corporate Secretary from August 2, 2011 through year-end.
(15)	Represents the pro-rated portion of Mr. Tunney’s annual base salary of $550,000 for his service as Chief Executive Officer from January 1, 2011 through October 31, 2011.
(16)	In addition to 401(k) employer matching contributions, life insurance premiums and benefits expense during Fiscal 2011 aggregating $11,410, Mr. Tunney is entitled to $2,278,274 in separation benefits representing two times the sum of his base salary and his target annual bonus, payable in installments over the 24-month period following his separation from the Company, and the employer’s portion of the insurance benefits for continuation of Mr. Tunney’s participation in the Company’s group medical, dental and hospitalization plans for a period following his separation from the Company.
(17)	Includes $141,149 earned by Mr. Tunney under the 2010 Annual Incentive Cash Bonus Plan and $462,000 in LTIP Cash Bonus payments awarded to Mr. Tunney in connection with the achievement of the $5.00 and $6.00 share price thresholds under our 2009 Long-Term Incentive Program.
(18)	Represents the pro-rated portion of Mr. Rubenstein’s annual base salary of $397,580 for his service as General Counsel from January 1, 2011 through August 1, 2011 and for transition services through September 30, 2011.
(19)	In addition to 401(k) employer matching contributions, life insurance premiums and benefits expense during Fiscal 2011 aggregating $11,201, Mr. Rubenstein is entitled to $1,646,407 in separation benefits representing two times the sum of his base salary and his target annual bonus, payable in installments over the 24-month period following his separation from the Company, and the employer’s portion of the insurance benefits for continuation of Mr. Rubenstein’s participation in the Company’s group medical, dental and hospitalization plans for a period following his separation from the Company.

(20)	Includes $115,971 earned by Mr. Rubenstein under the 2010 Annual Incentive Cash Bonus Plan and $150,000 in LTIP Cash Bonus payments awarded to Mr. Rubenstein in connection with the achievement of the $5.00 and $6.00 share price thresholds under our 2009 Long-Term Incentive Program.
(21)	Represents the pro-rated portion of Mr. Thomas’ annual base salary for his service as Executive Vice President, Risk Management and Underwriting from January 1, 2011 through August 2, 2011.
(22)	In addition to 401(k) employer matching contributions, life insurance premiums and benefits expense during Fiscal 2011 aggregating $9,250, Mr. Thomas is entitled to $386,597 in separation benefits representing the sum of his base salary and his target annual bonus, payable in installments over the 12-month period following his separation from the Company, and the employer’s portion of the insurance benefits for continuation of Mr. Thomas’ participation in the Company’s group medical, dental and hospitalization plans for a period following his separation from the Company.
(23)	“All Other Compensation” for Fiscal 2009, Fiscal 2010 and Fiscal 2011 includes the following:

Name	Year	Separation Benefits ($)	401(k) Employer Matching Contributions ($)	Life Insurance Premiums ($)	Other ($)	Total ($)
Richard W. Neu	2011	—	—	—	—	—

Stephen J. Bacica	2011	—	7,350	1,140	2,250	10,740
	2010	—	7,350	1,428	2,250	11,028
	2009	—	7,300	1,124	2,250	10,674

B. Hagen Saville	2011	—	—	2,622	3,430	6,052
	2010	—	—	1,428	3,210	4,638
	2009	—	3,894	1,260	3,210	8,364

Robert L. Marcotte	2011	—	7,350	2,622	2,250	12,222
	2010	—	7,350	1,428	2,250	11,028
	2009	—	7,350	1,179	2,250	10,779

Tod K. Reichert	2011	—	7,350	1,725	3,430	12,505

Steven F. Tunney, Sr.	2011	2,278,274	7,350	2,185	1,875	2,289,684
	2010	—	7,350	1,428	2,250	11,028
	2009	—	7,350	1,260	2,250	10,860

Samuel G. Rubenstein	2011	1,646,407	7,350	1,283	2,568	1,657,608
	2010	—	7,350	1,394	3,210	11,954
	2009	—	7,350	1,230	3,210	11,790

Derek R. Thomas	2011	386,597	7,350	494	1,406	395,847

FISCAL 2011 GRANTS OF PLAN-BASED AWARDS

The following table sets forth information regarding awards made to our Named Executive Officers during the year ended December 31, 2011:

Name	Type of Award (1)	Award Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards					All Other Stock Awards: Number of Shares of Stock (#)	Grant Date Fair Value of Stock Awards(10) ($)
				Threshold ($)	Target ($)		Maximum ($)
Current NEOs
Richard W. Neu	RS	6/1/11	(2)	—	—		—		7,500	48,600
Stephen J. Bacica	RS	3/1/11	(5)	—	—		—		34,000	241,060
B. Hagen Saville	SICP	1/1/11	(3)	0		(3)		(3)	—	—
	RS	3/1/11	(5)	—	—		—		44,000	311,960
Robert L Marcotte	RS	3/1/11	(5)	—	—		—		35,000	248,150
	RS	8/3/11	(6)	—	—		—		15,000	82,800
Tod K. Reichert	RS	3/1/11	(5)	—	—		—		15,000	106,350
	RS	8/2/11	(7)	—	—		—		25,000	137,500
Former NEOs
Steven F. Tunney, Sr.	SICP	1/1/11	(3)	0		(3)		(3)	—	—
	RS	3/1/11	(4)	—	—		—		57,500	407,675
Samuel G. Rubenstein	SICP	1/1/11	(3)	0		(3)		(3)	—	—
	RS	3/1/11	(8)	—	—		—		36,000	255,240
Derek R. Thomas	RS	3/1/11	(9)	—	—		—		16,000	113,440

(1)	Type of Award:

RS = Restricted Stock

SICP = SBIC Incentive Compensation Program

(2)	These shares are subject to a restricted stock agreement dated June 1, 2011, pursuant to which the forfeiture restrictions lapse as to 33.33% of the aggregate number of shares subject to this award on March 31, 2012 and as to an additional 33.33% of the shares at the end of each successive twelve-month period thereafter, provided Mr. Neu is a member of the board on the date on which the forfeiture provisions are scheduled to lapse.
(3)	Solutions Capital GP, LLC, or Solutions GP, is a wholly-owned subsidiary of MCG and 1% owner of Solutions Capital I, L.P., our subsidiary licensed by the United States Small Business Administration, or the SBA, to operate as a small business investment company, or SBIC, under the Small Business Investment Act of 1958, as amended. The Named Executive Officers who serve on the board of managers of Solutions GP participate in the Solutions Capital GP, LLC Incentive Compensation Program, or Incentive Program, which was approved as part of the licensure process of Solutions Capital I, L.P. with the SBA. The purpose of the Incentive Program is to appropriately incentivize and economically motivate such individuals to provide meaningful assistance to Solutions GP in connection with the successful management, operation and oversight of Solutions Capital I, L.P. Each year, the Incentive Program may yield a bonus pool based on “success fees” that are derived from SBIC investment exit transactions. The criterion for success is an internal rate of return on an investment of greater than 7% and any success fee is based on the original size of the investment, as follows: (i) less than $3.0 million = $100,000; (ii) between $3.0 million and $5.0 million = $150,000; and (iii) above $5.0 million = $200,000. If qualifying SBIC investment exit transactions occur in any given year, the pool is then allocated 75% to the individuals who serve on the board of managers of Solutions GP and 25% to other staff that work on SBIC matters. Any allocation or distributions are typically credited against any bonus paid by MCG to applicable employees. As a result of his departure from MCG on October 31, 2011, Mr. Tunney was not eligible to receive any allocation or distribution with respect to any successful investment exit transactions. Given the decision by the Committee to pay no annual cash bonuses in 2011, Mr. Saville received an allocation under the Incentive Program. Mr. Rubenstein was eligible for participation in the Incentive Program under his consulting agreement with MCG. See “Executive Compensation — Compensation Discussion and Analysis — Elements of Compensation and 2011 Compensation Decisions — Solutions Capital GP, LLC Incentive Compensation Program” for a discussion of this program and “Certain Relationships and Related Transactions; Policies and Procedures For Related Person Transactions — Related Person Transaction” for a discussion of Mr. Rubenstein’s consulting arrangement.
(4)	The shares were subject to a restricted stock agreement dated March 1, 2011, pursuant to which the forfeiture restrictions lapsed as to 6.25% of the aggregate number of shares subject to this award on March 31, 2011 and were intended to lapse as to an additional 6.25% of the shares at the end of each successive three-month period thereafter. In connection with Mr. Tunney’s departure from the Company on October 31, 2011, Mr. Tunney and the Company entered into a letter agreement which set forth the terms of his separation from the Company in accordance with his pre-existing employment agreement with the Company. Under such letter agreement, Mr. Tunney was entitled to, among other things, full and immediate lapsing of forfeiture conditions of these shares.
(5)	These shares are subject to a restricted stock agreement dated March 1, 2011, pursuant to which the forfeiture restrictions lapsed as to 6.25% of the aggregate number of shares subject to this award on March 31, 2011 and as to an additional 6.25% of the shares at the end of each successive three-month period thereafter.
(6)	These shares are subject to a restricted stock agreement dated August 3, 2011, pursuant to which the forfeiture restrictions lapse as to 50% of the shares on March 31, 2012 and 50% of the shares on September 30, 2012.
(7)	These shares are subject to a restricted stock agreement dated August 2, 2011, pursuant to which the forfeiture restrictions lapsed as to 6.25% of the aggregate number of shares subject to this award on September 30, 2011 and as to an additional 6.25% of the shares at the end of each successive three-month period thereafter.
(8)	The shares were subject to a restricted stock agreement dated March 1, 2011, pursuant to which the forfeiture restrictions lapsed as to 6.25% of the aggregate number of shares subject to this award on March 31, 2011 and were intended to lapse as to an additional 6.25% of the shares at the end of each successive three-month period thereafter. In connection with Mr. Rubenstein’s departure from the Company on September 30, 2011, Mr. Rubenstein and the Company entered into a letter agreement which sets forth the terms of his separation from the Company in accordance with his pre-existing employment agreement with the Company. Under such letter agreement, Mr. Rubenstein was entitled to, among other things, full and immediate lapsing of forfeiture conditions of these shares.
(9)	The shares were subject to a restricted stock agreement dated March 1, 2011, pursuant to which the forfeiture restrictions lapsed as to 6.25% of the aggregate number of shares subject to this award on March 31, 2011 and were intended to lapse as to an additional 6.25% of the shares at the end of each successive three-month period thereafter. In connection with Mr. Thomas’ departure from the Company on August 2, 2011, Mr. Thomas and the Company entered into a letter agreement which set forth the terms of his separation from the Company in accordance with his pre-existing severance agreement with the Company. Under such letter agreement, Mr. Thomas was entitled to, among other things, full and immediate lapsing of forfeiture conditions of 4,000 of these shares.
(10)	Grant Date Fair Value computed in accordance with ASC Topic 718—Compensation—Stock Compensation represents the aggregate ASC Topic 718 values of common stock issued.

OUTSTANDING EQUITY AWARDS AT FISCAL 2011 YEAR-END

The following table sets forth information regarding outstanding awards of restricted stock held by our Named Executive Officers as of December 31, 2011:

	Stock Awards
Name	Number of Shares of Stock That Have Not Vested(1) (#)	Market Value of Shares of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested(2) ($)
Current NEOs
Richard W. Neu	7,500(3)	29,925	—	—
Stephen J. Bacica	26,118(4)	104,211	2,500(11)	9,975
B. Hagen Saville	34,250(5)	136,658	5,833(12)	23,274
Robert L. Marcotte	42,803(6)	170,784	1,333(13)	5,319
Tod K. Reichert	34,372(7)	137,145	1,333(14)	5,319
Former NEOs
Steven F. Tunney, Sr.	(8)	(8)	—	—
Samuel G. Rubenstein	(9)	(9)	—	—
Derek R. Thomas	(10)	(10)	—	—

(1)	No restricted stock awards have been transferred.
(2)	The market value of shares of stock for which forfeiture restrictions had not lapsed was determined based on the closing price of our common stock on the NASDAQ Global Select Market on December 30, 2011, which was $3.99.
(3)	7,500 of these shares of common stock are subject to a restricted stock agreement dated June 1, 2011, pursuant to which the forfeiture restrictions lapse as to 33.33% of the aggregate number of shares subject to this award on March 31, 2012 and as to an additional 33.33% of the shares at the end of each successive twelve-month period thereafter, provided Mr. Neu is a member of the board on the date on which the forfeiture provisions are scheduled to lapse.
(4)	618 of these shares of common stock are subject to a restricted stock agreement dated July 1, 2008, pursuant to which the forfeiture restrictions lapsed as to 6.25% of the aggregate number of shares subject to this award on September 30, 2008 and as to an additional 6.25% of the shares at the end of each successive three-month period thereafter and 25,500 of these shares of common stock are subject to a restricted stock agreement dated March 1, 2011, pursuant to which the forfeiture restrictions lapsed as to 6.25% of the aggregate number of shares subject to this award on March 31, 2011 and as to an additional 6.25% of the shares at the end of each successive three-month period thereafter.
(5)	1,250 of these shares of common stock are subject to a restricted stock agreement dated April 30, 2008, pursuant to which the forfeiture restrictions lapsed as to 6.25% of the aggregate number of shares subject to this award on June 30, 2008 and as to an additional 6.25% of the shares at the end of each successive three-month period thereafter and 33,000 of these shares of common stock are subject to a restricted stock agreement dated March 1, 2011, pursuant to which the forfeiture restrictions lapsed as to 6.25% of the aggregate number of shares subject to this award on March 31, 2011 and as to an additional 6.25% of the shares at the end of each successive three-month period thereafter.
(6)	1,555 of these shares of common stock are subject to a restricted stock agreement dated April 30, 2008, pursuant to which the forfeiture restrictions lapsed as to 6.25% of the aggregate number of shares subject to this award on June 30, 2008 and as to an additional 6.25% of the shares at the end of each successive three-month period thereafter, 26,248 of these shares of common stock are subject to a restricted stock agreement dated March 1, 2011, pursuant to which the forfeiture restrictions lapsed as to 6.25% of the aggregate number of shares subject to this award on March 31, 2011 and as to an additional 6.25% of the shares at the end of each successive three-month period thereafter and 15,000 of these shares of common stock are subject to a restricted stock agreement dated August 3, 2011, pursuant to which the forfeiture restrictions lapse as to 50% of the shares on March 31, 2012 and 50% of the shares on September 30, 2012.
(7)	1,250 of these shares of common stock are subject to a restricted stock agreement dated July 1, 2008, pursuant to which the forfeiture restrictions lapsed as to 6.25% of the aggregate number of shares subject to this award on September 30, 2008 and as to an additional 6.25% of the shares at the end of each successive three-month period thereafter, 11,248 of these shares of common stock are subject to a restricted stock agreement dated March 1, 2011, pursuant to which the forfeiture restrictions lapsed as to 6.25% of the aggregate number of shares subject to this award on March 31, 2011 and as to an additional 6.25% of the shares at the end of each successive three-month period thereafter and 21,874 of these shares of common stock are subject to a restricted stock agreement dated August 2, 2011, pursuant to which the forfeiture restrictions lapsed as to 6.25% of the aggregate number of shares subject to this award on September 30, 2011 and as to an additional 6.25% of the shares at the end of each successive three-month period thereafter.
(8)	In connection with Mr. Tunney’s departure from the Company on October 31, 2011, Mr. Tunney and the Company entered into a letter agreement which set forth the terms of his separation from the Company in accordance with his pre-existing employment agreement with the Company. Under such letter agreement, Mr. Tunney was entitled to, among other things, full and immediate lapsing of forfeiture conditions of 67,135 shares of time-vesting restricted stock.
(9)	In connection with Mr. Rubenstein’s departure from the Company on September 30, 2011, Mr. Rubenstein and the Company entered into a letter agreement which sets forth the terms of his separation from the Company in accordance with his pre-existing employment agreement with the Company. Under such letter agreement, Mr. Rubenstein was entitled to, among other things, full and immediate lapsing of forfeiture conditions of 39,251 shares of time-vesting restricted stock.
(10)	In connection with Mr. Thomas’ departure from the Company on August 2, 2011, Mr. Thomas and the Company entered into a letter agreement which set forth the terms of his separation from the Company in accordance with his pre-existing severance agreement with the Company. Under such letter agreement, Mr. Thomas was entitled to, among other things, full and immediate lapsing of forfeiture conditions of 10,139 shares of time-vesting restricted stock.
(11)	Consists of 2,500 that were issued under the 2009 Long-Term Incentive Program and for which the forfeiture restrictions lapse on February 29, 2012.
(12)	Consists of 5,833 that were issued under the 2009 Long-Term Incentive Program and for which the forfeiture restrictions lapse on February 29, 2012.
(13)	Consists of 1,333 that were issued under the 2009 Long-Term Incentive Program and for which the forfeiture restrictions lapse on February 29, 2012.
(14)	Consists of 1,333 that were issued under the 2009 Long-Term Incentive Program and for which the forfeiture restrictions lapse on February 29, 2012.

FISCAL 2011 STOCK VESTED

The following table sets forth information regarding shares of restricted stock held by our Named Executive Officers for which forfeiture restrictions lapsed during the fiscal year ended December 31, 2011:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Current NEOs
Richard W. Neu	2,500	16,294
Stephen J. Bacica	74,746	441,916
B. Hagen Saville	51,000	294,203
Robert L. Marcotte	73,004	451,534
Tod K. Reichert	42,378	256,002
Former NEOs
Steven F. Tunney, Sr.	113,542	600,260
Samuel G. Rubenstein	55,065	258,045
Derek R. Thomas	45,015	282,819

(1)	Value realized upon vesting is based on the closing sale price of our common stock on each applicable vesting date.

FISCAL 2011 NONQUALIFIED DEFERRED COMPENSATION

During 2000, we created a deferred compensation plan for key executives that enabled eligible employees to defer a portion of their salary and bonus to an unfunded deferred compensation plan that we managed. Our managing directors and executive officers were eligible to participate in the deferred compensation plan. Contributions to the deferred compensation plan earned interest at a rate of 2.0% over our internal cost of funds rate, as defined by the plan. The plan became effective on October 1, 2000. Our board of directors approved the termination of the deferred compensation plan effective as of December 1, 2011.

Name	Executive Contributions in Last FY(1) ($)	Aggregate Earnings in Last FY ($)	Aggregate Balance at Last FYE ($)
Current NEOs
Richard W. Neu	—	—	—
Stephen J. Bacica	—	—	—
B. Hagen Saville	—	4,781(2)	95,158
Robert L. Marcotte	—	—	—
Tod K. Reichert	—	—	—
Former NEOs
Steven F. Tunney, Sr.	—	10,352(3)	206,062(5)
Samuel G. Rubenstein	18,907	20,026(4)	406,077(5)
Derek R. Thomas	—	—	—

(1)	The executive contributions are also reflected in the Summary Compensation Table.
(2)	Includes $428 reported as compensation in the Summary Compensation Table. The $428 represents the above-market earnings on compensation that is deferred, which is the portion of the interest that exceeds 120% of the applicable federal long-term rate, with compounding.
(3)	Includes $926 reported as compensation in the Summary Compensation Table. The $926 represents the above-market earnings on compensation that is deferred, which is the portion of the interest that exceeds 120% of the applicable federal long-term rate, with compounding.
(4)	Includes $1,818 reported as compensation in the Summary Compensation Table. The $1,818 represents the above-market earnings on compensation that is deferred, which is the portion of the interest that exceeds 120% of the applicable federal long-term rate, with compounding.
(5)	The aggregate balances will be paid in accordance with the letter agreements with each of these executives setting forth the terms of their separation from the Company in accordance with their pre-existing agreements with us.

Employment, Severance and Change of Control Arrangements

Executive Employment Agreements with Stephen J. Bacica, B. Hagen Saville and Tod K. Reichert

We entered into executive employment or severance agreements, or the Executive Employment Agreements, with each of Stephen J. Bacica (October 28, 2008), B. Hagen Saville (September 18, 2006) and Tod K. Reichert (August 2, 2011). The Executive Employment Agreements with Messrs. Bacica and Saville were amended in December 2008 to comply with Section 409A of the Internal Revenue Code and the final Section 409A regulations. We have no agreements with Messrs. Neu or Marcotte.

In connection with the departures of Steven F. Tunney, Sr., Samuel G. Rubenstein and Derek R. Thomas on October 31, 2011, September 30, 2011 and August 2, 2011, respectively, we entered into letter agreements with each of these executives setting forth the terms of their separation from the Company in accordance with their pre-existing agreements with us.

Term

The initial term of the Executive Employment Agreement with Mr. Saville continued in effect through February 28, 2010, was automatically extended on that date and will automatically be extended for successive one-year periods unless either we or Mr. Saville provides notice of non-extension no later than sixty days prior to the expiration of the then-applicable term. The Executive Employment Agreement with Mr. Bacica continued in effect through November 6, 2011, was automatically extended on that date and will automatically be extended for successive one-year periods unless either we or Mr. Bacica provides notice of non-extension no later than sixty days prior to the expiration of the then-applicable term. Under the terms of the Executive Employment Agreement with Mr. Reichert, his employment with us is “at will” for the period commencing from August 2, 2011 and ending on the date on which such employment is terminated.

Salary, Bonus and Benefits

Under the terms of their Executive Employment Agreements, Messrs. Bacica and Saville receive an annual base salary, subject to review and adjustment at least annually by our board of directors or Compensation Committee. For Fiscal 2011, Messrs. Bacica and Saville received annual base salaries of $395,500 and $473,925, respectively. Messrs. Bacica and Saville are eligible to receive an annual bonus determined by our board of directors or Compensation Committee within the range of 0% to 200% of their respective annualized base salaries, with a target bonus of 100% of base salary. Upon his appointment to General Counsel, Mr. Reichert’s annual base salary for Fiscal 2011 was set at $325,250 and he is eligible to receive an annual bonus determined by our board of directors or the Compensation Committee.

For Fiscal 2011, none of Messrs. Bacica or Reichert received an annual bonus; Mr. Saville received a bonus under the Solutions Capital GP, LLC Incentive Compensation Program for 2011 SBIC performance.

Each executive is entitled to participate in all benefit plans and programs that we establish and make available to our employees to the extent that he is eligible under, and subject to the provisions of, the plan documents governing those programs.

Stock-Based Awards

The Executive Employment Agreement with Mr. Saville provided for an award of 200,000 shares of restricted stock. With regard to this initial award, the forfeiture restrictions with respect to (i) 60% of the shares were time-based and lapsed on a quarterly basis beginning on December 31, 2006 and ending on December 31, 2009 and (ii) 40% of the shares were performance-based and lapsed on an annual basis beginning February 28, 2007 and ending on February 28, 2010, subject to the achievement of performance milestones determined by our board of directors. The performance criteria adopted by our board of directors for the performance-based shares were the same corporate governance and financial performance goals adopted with respect to annual incentive cash bonus awards. Forfeiture provisions lapsed with respect to the percentage of performance-based shares equal to that percentage of Mr. Saville’s base salary paid to him as a bonus award, not to exceed 100% of the shares subject to the applicable tranche of the performance-based shares. Dividends were paid on a current basis in cash on the non-forfeited time-based shares. Dividends accrued on the performance-based shares while such shares were forfeitable but still held by Mr. Saville; however, he was not entitled to receive dividends on the performance-based shares if the performance-based forfeiture conditions were not met, unless and until the performance-based shares became non-forfeitable by action of our board or the Compensation Committee. 20,000, 18,071, none and 20,000 of Mr. Saville’s performance-based shares became free from forfeiture in February 2007, 2008, 2009 and 2010, respectively. The unearned portion of the performance-based restricted stock previously awarded in 2006 to Mr. Saville (21,929 shares) was forfeited as of February 28, 2010.

Pursuant to Mr. Bacica’s Executive Employment Agreement, in November 2008, he was awarded 100,000 shares of restricted stock. Beginning with December 31, 2008, 8.33% of the shares of restricted stock subject to such award became free of forfeiture restrictions in equal quarterly installments over a three-year period ending on September 30, 2011.

Payments Upon Resignation by the Executive Without Good Reason or Termination by Us for Cause

Under the Executive Employment Agreements, if the employment of any of Messrs. Bacica, Saville or Reichert is terminated by us for cause or by the executive other than for good reason (each as defined in Executive Employment Agreements), the terminated executive will receive all amounts of compensation accrued under the applicable Executive Employment Agreement but unpaid as of the termination date, including base salary, bonuses or incentive compensation for the previous fiscal year, vacation pay, reimbursable expenses and any previously deferred compensation. In addition, each executive will forfeit any shares of restricted stock as to which the forfeiture restrictions have not lapsed.

Payments Upon Termination by Reason of Death or Disability

If the employment of any of Messrs. Bacica, Saville or Reichert is terminated due to death or disability, the terminated executive will receive his accrued compensation and an amount equal to the annual bonus he would have been entitled to receive for the fiscal year in which his termination of employment occurs, pro-rated and calculated at target. In addition, with respect to Mr. Saville (i) that portion of his time-based shares initially issued under his Executive Employment Agreement that was scheduled to become non-forfeitable through January 1 of the calendar year following the calendar year in which his termination date occurs would immediately become non-forfeitable upon his termination, all of which are currently non-forfeitable, and (ii) any other grants of restricted stock to Mr. Saville that become non-forfeitable based solely on his continued employment with us and that were scheduled to become non-forfeitable through January 1 of the calendar year following the calendar year in which his termination date occurs, would also immediately and fully become non-forfeitable upon termination. With respect to Mr. Bacica, a portion of the shares of restricted common stock awarded to Mr. Bacica pursuant to his Executive Employment Agreement, that would have become non-forfeitable twelve months following his termination, would become immediately non-forfeitable; however, such shares are all currently non-forfeitable. With respect to Mr. Reichert, the restrictions with respect to the shares of restricted common stock subject to outstanding restricted stock awards shall lapse and the shares of common stock subject to such awards shall immediately and fully become non-forfeitable.

Payments Upon Termination Without Cause or Resignation for Good Reason

If the employment of any of Messrs. Bacica or Saville is terminated by us other than for cause, death or disability, or if either of Messrs. Bacica or Saville terminates his employment with us for good reason, then the terminated executive will receive all of his accrued compensation, severance pay equal to two times his then-current base salary and two times his target annual bonus, full and immediate lapsing of forfeiture restrictions with respect to all of his shares of restricted stock (other than shares of restricted stock for which forfeiture restrictions lapse based on the achievement of performance milestones), and a continuation of the then-current health coverage for himself and any eligible dependents for a maximum of 24 months from his date of termination. If the employment of Mr. Reichert is terminated by us other than for cause, death or disability, or if Mr. Reichert terminates his employment with us for good reason, then he will receive all of his accrued compensation, severance pay equal to 1.5 times his then-current base salary and 1.5 times his target annual bonus, full and immediate lapsing of forfeiture restrictions with respect to all of his shares of restricted stock, and a continuation of the then-current health coverage for himself and any eligible dependents for a maximum of 18 months from his date of termination.

Payments Upon Termination in Connection with a Change of Control

In the event that we experience a change of control (as defined in Executive Employment Agreements), each of Messrs. Bacica and Saville is entitled to full and immediate lapsing of forfeiture restrictions with respect to all of their shares of restricted stock and an amount equal to each executive’s then-current base salary in addition to any other severance that each executive is entitled to receive under the applicable Executive Employment Agreement. Mr. Reichert receives the same consideration under a change of control that he would receive if his employment is terminated by us other than for cause, death or disability, or if Mr. Reichert terminates his employment with us for good reason.

If Messrs. Bacica or Saville receive payments in the event of a change in control and such payments become subject to excise tax under Section 4999 of the Internal Revenue Code, then their respective Executive Employment Agreements provide that the executive either will be entitled to receive a payment in an amount equal to the excise tax imposed upon the payments, excepting any excise tax imposed on such additional payment, or will permit us to reduce the payments that the executive receives to avoid the imposition of such excise tax, if certain conditions are satisfied.

If Mr. Reichert receives payments in the event of a change in control and such payments become subject to excise tax under Section 4999 of the Internal Revenue Code, then we will reduce the payments that he receives to avoid the imposition of such excise tax.

Non-Competition, Non-Solicitation and Proprietary Information

Under the terms of their Executive Employment Agreements, during the term of employment of Messrs. Bacica and Saville with us and for two years thereafter, each executive has agreed not to (i) engage in any business or activity that competes with products, services or businesses of the Company or which the Company has begun, as of the termination date, to prepare to develop or offer, or (ii) recruit or hire any of the Company’s employees, and solicit the Company’s clients and certain prospective clients. Under the terms of the Executive Employment Agreement with Mr. Reichert, during the term of his employment with us and for 18 months thereafter, he has agreed not to recruit or hire any of the Company’s employees, and solicit the Company’s clients and certain prospective clients. Each Executive Employment Agreement requires that each executive protect our confidential information both during and after the term of his employment with us.

Separation Arrangements with Steven F. Tunney, Sr., Samuel G. Rubenstein and Derek R. Thomas

In connection with the departure on October 31, 2011 of Steven F. Tunney, Sr., our former President and Chief Executive Officer, we entered into a letter agreement with Mr. Tunney, which sets forth the terms of his separation from the Company in accordance with his pre-existing employment agreement with the Company. Consistent with his employment agreement and other plans of the Company, Mr. Tunney will receive (i) his accrued and unpaid base salary and paid time off and unreimbursed business expenses, in each case accrued through October 31,

2011; (ii) full and immediate lapsing of forfeiture conditions of 67,135 shares of time-vesting restricted stock; (iii) his accrued balance under the MCG Non-Qualified Deferred Compensation Plan; and (iv) immediate payout of $154,333.33 of long-term incentive cash awards. Mr. Tunney will also receive a severance amount of $2,244,600, representing an amount equal to two times the sum of his current base salary and his target annual bonus, payable in installments over the 24-month period following October 31, 2011. MCG will also pay the employer’s portion of the insurance benefits for continuation of Mr. Tunney’s participation in the Company’s group medical, dental and hospitalization plans for a period following October 31, 2011.

In connection with the departure on September 30, 2011 of Samuel G. Rubenstein, our former General Counsel and Assistant Corporate Secretary, on August 2, 2011 we entered into a letter agreement with Mr. Rubenstein, which sets forth the terms of his separation from the Company in accordance with his pre-existing employment agreement with the Company. Under the terms of letter agreement, Mr. Rubenstein will receive: (i) all of his accrued compensation, including salary and paid time off, through September 30, 2011; (ii) full and immediate lapsing of forfeiture conditions of 39,251 shares of restricted stock that were originally scheduled to lapse through December 31, 2014; (iii) his accrued balance under the MCG Non-Qualified Deferred Compensation Plan; and (iv) immediate payout of $50,000 of cash awards that were scheduled to be paid through February 29, 2012. Mr. Rubenstein will also receive a severance amount of $1,590,320, representing two times his current base salary and two times his target annual bonus, which will be paid in equal installments over the 24-month period following September 30, 2011. MCG will also pay the employer’s portion of the insurance benefits for continuation of Mr. Rubenstein’s participation in MCG’s group medical, dental and hospitalization plans for a period following September 30, 2011.

On August 2, 2011, in connection with the separation of Derek R. Thomas, our former Executive Vice President, Risk Management and Underwriting, from the Company, we entered into a letter agreement with Mr. Thomas, which sets forth the terms of his separation from the Company. Under the terms of letter agreement, Mr. Thomas will receive: (i) all of his accrued compensation, including salary and paid time off, through the August 2, 2011; (ii) full and immediate lapsing of forfeiture conditions of 10,139 shares of restricted stock that were originally scheduled to lapse through June 30, 2012; and (iii) immediate payout of $15,333 of cash awards that were scheduled to be paid through February 29, 2012. Mr. Thomas will also receive a severance amount of $375,079, representing his current base salary and target annual bonus, which will be paid in equal installments over the 12-month period following the separation date. MCG will also pay the employer’s portion of the insurance benefits for continuation of Mr. Thomas’ participation in MCG’s group medical, dental and hospitalization plans for a period following the August 2, 2011.

Potential Termination and Change of Control Payments for Messrs. Neu, Bacica, Saville, Marcotte and Reichert and Separation Payments made in 2011 to Messrs. Tunney, Rubenstein and Thomas

The following table describes the potential payments, benefits and lapsing of forfeiture restrictions applicable to restricted stock awards under our Executive Employment Agreements with each of Messrs. Bacica, Saville and Reichert. We have no agreements in place with Messrs. Neu or Marcotte. The amounts shown below assume that the termination of each executive is effective as of December 31, 2011. Actual amounts payable to each Named Executive listed below upon his termination can only be determined definitively at the time of each Named Executive’s actual departure. The following table also describes the actual payments, benefits and lapsing of forfeiture restrictions applicable to restricted stock awards in connection with the departures of each of Messrs. Tunney, Rubenstein and Thomas on October 31, 2011, September 30, 2011 and August 2, 2011, respectively.

Name	Benefit	Voluntary Termination or Termination for Cause ($)	Termination for Death or Disability ($)	Termination Without Cause or Resignation for Good Reason Other Than in Connection with a Change of Control ($)	Change of Control ($)
Current NEOs
Richard W. Neu	Accrued Obligations
	Vacation	—	—	—	—
	Deferred Compensation	—	—	—	—
Severance Benefits
	Salary	—	—	—	—
	Bonus	—	—	—	—
	Insurance/Healthcare Benefits	—	—	—	—
	Excise Tax Payment(6)	—	—	—	N/A
Accelerated Equity Awards
	Vesting on Termination(1)	—	—	—	29,925	(2)

	TOTAL	—	—	—	29,925

Name	Benefit	Voluntary Termination or Termination for Cause ($)	Termination for Death or Disability ($)		Termination Without Cause or Resignation for Good Reason Other Than in Connection with a Change of Control ($)		Change of Control ($)
Current NEOs (cont.)
Stephen J. Bacica	Accrued Obligations
	Vacation	8,366	8,366		8,366		8,366
	Deferred Compensation	—	—		—		—
	Severance Benefits
	Salary	—	—		791,000		1,186,500
	Bonus	—	29,000	(3)	820,000	(4)	820,000	(4)
	Insurance/Healthcare Benefits	—	—		—	(5)	—	(5)
	Excise Tax Payment(6)	—	—		—		—
	Accelerated Equity Awards
	Vesting on Termination(1)	—	9,975	(7)	114,186	(8)	114,186	(2)

	TOTAL	8,366	47,341		1,733,552		2,129,052

B. Hagen Saville	Accrued Obligations
	Vacation	18,227	18,227		18,227		18,227
	Deferred Compensation	95,157	95,157		95,157		95,157
	Severance Benefits
	Salary	—	—		947,850		1,421,775
	Bonus	—	222,021	(3)	1,169,871	(4)	1,169,871	(4)
	Insurance/Healthcare Benefits	—	—		34,594	(5)	34,594	(5)
	Excise Tax Payment(6)	—	—		—		—
	Accelerated Equity Awards
	Vesting on Termination(1)	—	72,151	(7)	159,934	(8)	159,934	(2)

	TOTAL	113,384	407,556		2,425,633		2,899,558

Robert L. Marcotte	Accrued Obligations
	Vacation	14,038	14,038		14,038		14,038
	Deferred Compensation	—	—		—		—
	Severance Benefits
	Salary	—	273,750	(9)	273,750	(10)	273,750	(10)
	Bonus	—	15,667		161,667	(11)	161,667	(11)
	Insurance/Healthcare Benefits	—	—		12,973	(10)	12,973	(10)
	Excise Tax Payment(6)	—	—		—		N/A
	Accelerated Equity Awards
	Vesting on Termination(1)	—	5,319		97,563	(10)	176,103	(12)

	TOTAL	14,038	308,774		559,991		638,531

Tod K. Reichert	Accrued Obligations
	Vacation	38,778	38,778		38,778		38,778
	Deferred Compensation	—	—		—		—
	Severance Benefits
	Salary	—	—		487,500		487,500
	Bonus	—	15,667	(3)	259,417	(4)	259,417	(4)
	Insurance/Healthcare Benefits	—	—		25,945	(5)	25,945	(5)
	Excise Tax Payment(6)	—	—		—		N/A
	Accelerated Equity Awards
	Vesting on Termination(1)	—	142,463	(7)	142,463	(2)	142,463	(2)

	TOTAL	38,778	196,908		954,103		954,103

Former NEOs
Steven F. Tunney, Sr.	Accrued Obligations
	Vacation	—	—		5,034		—
	Deferred Compensation	—	—		206,062		—
	Severance Benefits
	Salary	—	—		1,122,300		—
	Bonus	—	—		1,276,633	(13)	—
	Insurance/Healthcare Benefits	—	—		28,640	(14)	—
	Excise Tax Payment	—	—		—		—
	Accelerated Equity Awards
	Vesting on Termination(1)	—	—		311,506	(8)	—

	TOTAL	—	—		2,950,175		—

Samuel G. Rubenstein	Accrued Obligations
	Vacation	—	—		21,790		—
	Deferred Compensation	—	—		406,077		—
	Severance Benefits
	Salary	—	—		795,160		—
	Bonus	—	—		948,285	(13)	—
	Insurance/Healthcare Benefits	—	—		34,298	(14)	—
	Excise Tax Payment	—	—		—		—
	Accelerated Equity Awards
	Vesting on Termination(1)	—	—		155,434	(8)	—

	TOTAL	—	—		2,361,044		—

Name	Benefit	Voluntary Termination or Termination for Cause ($)	Termination for Death or Disability ($)	Termination Without Cause or Resignation for Good Reason Other Than in Connection with a Change of Control ($)		Change of Control ($)
Former NEOs (cont.)
Derek R. Thomas	Accrued Obligations
	Vacation	—	—	11,918		—
	Deferred Compensation	—	—	—		—
	Severance Benefits
	Salary	—	—	245,440		—
	Bonus	—	—	153,386	(15)	—
	Insurance/Healthcare Benefits	—	—	6,519	(16)	—
	Excise Tax Payment	—	—	—		—
	Accelerated Equity Awards
	Vesting on Termination(1)	—	—	55,765		—

	TOTAL	—	—	473,028		—

(1)	Based on the last sale price of MCG common stock on December 30, 2011, or $3.99 per share. With respect to Messrs. Tunney, Rubenstein and Thomas based on the last sale price of MCG common stock on their respective dates of separation.
(2)	Represents full and immediate lapsing of forfeiture restrictions with respect to all of the Named Executive Officer’s shares of restricted stock. For more information concerning restricted stock awards held by our Named Executive Officers, see the section of this proxy statement entitled “Executive Compensation — Outstanding Equity Awards at Fiscal 2011 Year-End.”
(3)	Represents an amount equal to the Named Executive Officer’s annual bonus for the fiscal year in which his termination of employment occurs, pro-rated and calculated at target and acceleration of the remaining one-third of the cash awards associated with the $7 tranche under the 2009 Long-Term Incentive Program. For more information relating to compensation earned by our Named Executive Officers, see the section of this proxy statement entitled “Executive Compensation — Summary Compensation Table.”
(4)	Includes bonuses to be paid to Messrs. Bacica, Saville and Reichert under the terms of their respective Executive Employment Agreements and the acceleration of the remaining one-third of the cash awards associated with the $7 tranche under the 2009 Long-Term Incentive Program.
(5)	Represents amounts payable over 24 months for Messrs. Bacica and Saville and over 18 months for Mr. Reichert for continuation of coverage for medical, dental and hospitalization benefits for each Named Executive Officer and his family members subject to the Named Executive’s reemployment with comparable healthcare benefits. The value is based upon the type of insurance coverage we carried for each Named Executive officer as of December 31, 2011 and is valued at the premiums in effect on December 31, 2011.
(6)	In the event that any payment or distribution to a Messrs. Bacica or Saville became subject to the 20% excise tax on excess parachute payments (as defined in Section 280G of the Internal Revenue Code) imposed by Code Section 4999, MCG would pay the executive, pursuant to their Executive Employment Agreements, an amount equal to the excise tax obligation plus any interest or penalties related to the excise tax. We call this payment the Excise Tax Payment. The Excise Tax Payment does not include a tax gross-up, even though the payment by MCG of the Excise Tax Payment to the Named Executive Officer would constitute an additional excess parachute payment that is subject to the 20% excise tax imposed under Code Section 4999. If a change in control had occurred on December 31, 2011 and each of the executives had experienced a qualifying termination, none of the executives would have been subject to excise tax.
(7)	With respect to Mr. Saville, represents full and immediate lapsing of forfeiture restrictions with respect (i) that portion of the time-based shares initially issued under his Executive Employment Agreement that were scheduled to become non-forfeitable through January 1 of the calendar year following the calendar year in which his termination date occurs, which had all become non-forfeitable as of December 31, 2011 and (ii) any other grants of restricted stock to Mr. Saville that become non-forfeitable based solely on his employment with us and that were scheduled to become non-forfeitable through January 1 of the calendar year following the calendar year in which his termination date occurs. With respect to Mr. Bacica, includes a portion of the shares of restricted common stock awarded to Mr. Bacica pursuant to his Executive Employment Agreement that would have become non-forfeitable twelve months following his termination, which had all become non-forfeitable as of December 31, 2011, and the acceleration of the remaining one-third of the restricted stock awards associated with the $7 tranche under the 2009 Long-Term Incentive Program. With respect to Mr. Reichert, represents full and immediate lapsing of forfeiture restrictions with respect to all of Mr. Reichert’s shares of restricted stock. For more information concerning restricted stock awards held by our Named Executive Officers, see the section of this proxy statement entitled “Executive Compensation — Outstanding Equity Awards at Fiscal 2011 Year-End.”
(8)	Represents full and immediate lapsing of forfeiture restrictions with respect to all of the Named Executive Officer’s shares of restricted stock (other than shares of restricted stock for which forfeiture restrictions lapse based on the achievement of performance milestones). For more information concerning restricted stock awards held by our Named Executive Officers, see the section of this proxy statement entitled “Executive Compensation — Outstanding Equity Awards at Fiscal 2011 Year-End.”
(9)	Under the MCG 2011 Severance Pay Plan, in the event of Mr. Marcotte’s death, his beneficiaries would be paid nine months base salary in a lump sum on the 60th day following his death.
(10)	Under the MCG 2011 Severance Pay Plan, Mr. Marcotte would be eligible for nine months of continuing separation pay, healthcare continuation benefits and lapsing of forfeiture provisions with respect to shares of restricted stock (based on years of service with MCG).
(11)	Represents the acceleration of the remaining one-third of the cash award associated with the $7 tranche under the 2009 Long-Term Incentive Program totaling $15,667 and the cash payment of $146,000 awarded Mr. Marcotte under the 2011 Retention Program that was scheduled to be paid two equal installments on each of March 31, 2012 and September 30, 2012.
(12)	Assumes that Mr. Marcotte is immediately terminated in connection with the change of control. Pursuant to the terms of certain of our restricted stock agreements with Mr. Marcotte, the forfeiture restrictions lapse with respect to the shares of common stock subject to such agreements if, within 365 calendar days after the date of a change of control, Mr. Marcotte’s employment with the acquiring company is terminated (i) by the acquiring company for any reason other than for cause or (ii) by Mr. Marcotte for good reason.
(13)	Includes bonuses to be paid to Messrs. Tunney and Rubenstein under the terms of their respective employment agreements and the acceleration of the remaining one-third of the cash awards associated with the $7 tranche under the 2009 Long-Term Incentive Program.
(14)	Represents amounts payable over 24 months for continuation of coverage for medical, dental and hospitalization benefits for Messrs. Tunney and Rubenstein and their respective family members subject to their reemployment with comparable healthcare benefits. The value is based upon the type of insurance coverage we carried for each of Messrs. Tunney and Rubenstein as of their respective separation dates and is valued at the premiums in effect on such dates.
(15)	Includes the bonuses to be paid to Mr. Thomas under the terms of his severance agreement and the acceleration of the remaining one-third of the cash award associated with the $7 tranche under the 2009 Long-Term Incentive Program.
(16)	Represents amounts payable over 12 months for continuation of coverage for medical, dental and hospitalization benefits for Mr. Thomas and his family members subject to his reemployment with comparable healthcare benefits. The value is based upon the type of insurance coverage we carried for Mr. Thomas as of his separation date and is valued at the premiums in effect on such date.

Compensation of Directors

2011 Director Compensation

Our board of directors approved the following compensation structure for our non-employee directors during the year ended December 31, 2011:

Payment of Retainer Fee; Reimbursement of Travel and Other Expenses. During the year ended December 31, 2011, each non-employee director received an annual retainer of $85,000 for his or her service on our board of directors. Additional amounts were paid as follows:

Position	Additional Fees
Non-Employee Chairman of the Board	$15,000*
Audit Committee and Investment and Valuation Committee Chairs	$15,000
Compensation Committee and Nominating and Corporate Governance Committee Chairs	$10,000

Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Investment and Valuation Committee Members (in addition to fees paid for service as Non-Employee Chairman of the Board and for service as Committee chairs)

$10,000/Committee

*	Mr. Neu received the pro-rated portion of this fee for his service as the non-employee chairman of the board from January 1, 2011 to October 31, 2011.

All retainer amounts were paid quarterly during Fiscal 2011 in arrears. Non-employee directors also received reimbursement for reasonable travel and other expenses in connection with attending meetings of our board of directors during Fiscal 2011.

Award of Restricted Stock Upon Appointment or Election. The SEC has granted an order authorizing us to award restricted shares of our common stock to our non-employee directors. Under the Amended and Restated 2006 Non-Employee Director Restricted Stock Plan, which we refer to as the 2006 Director Plan, non-employee directors each receive an award of 7,500 shares of restricted stock at the beginning of each three-year term of service on our board of directors. Forfeiture provisions lapse as to one-third of the shares awarded each year over the three-year term. Awards of restricted stock under the 2006 Director Plan are automatic and may not be changed without further approval from the SEC.

Compensation of Employee Directors. No director who is also an employee receives separate compensation for services rendered as a director. Messrs. Neu and Saville are the only directors who are also employees of ours. Mr. Neu served as a non-employee director during Fiscal 2011 from January 1, 2001 until his appointment on October 31, 2011 as our Chief Executive Officer. The compensation of Messrs. Neu and Saville, including Mr. Neu’s compensation as a director during Fiscal 2011, is set forth under the headings “Executive Compensation” and “Employment, Severance and Change of Control Arrangements.”

FISCAL 2011 DIRECTOR COMPENSATION

The following table sets forth the compensation paid to our non-employee directors for the year ended December 31, 2011:

Name	Fees Earned or Paid in Cash(1)(5) ($)	Stock Awards (4) ($)	Total ($)
A. Hugh Ewing, III	125,000	—	125,000

Kim D. Kelly	141,250		141,250

Wallace B. Millner, III	120,000	48,600(2)(3)	168,600

Kenneth J. O’Keefe	115,000	—	115,000

Gavin Saitowitz	125,000	—	125,000

(1)	The fees earned by the non-employee directors in Fiscal 2011 consist of the following: (i) an annual retainer; (ii) an annual fee for chairing each of the committees of the board of directors; and (iii) an annual fee for being a member of each of the audit committee, compensation committee, nominating and corporate governance committee and investment and valuation committee.
(2)	On June 1, 2011, the date of our 2011 annual meeting of stockholders, we awarded 7,500 shares of our restricted common stock to Mr. Millner. The restrictions with respect to such shares shall lapse in three equal annual installments commencing on March 31, 2012, provided Mr. Millner is a member of the board on the date on which the forfeiture provisions are scheduled to lapse. During Fiscal 2011, we recognized $11,404 of compensation expense for the restricted common stock awarded to Mr. Millner, calculated in accordance with ASC 718.
(3)	Amount reflects the aggregate grant date fair value of the stock awarded during Fiscal 2011, in accordance with ASC 718. This amount reflects the total grant date expense for this award and does not correspond to the actual cash value that will be recognized by Mr. Millner when earned. The assumptions used by us with respect to the valuation of restricted stock awards are set forth in Note 9 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011.
(4)	The following table shows the aggregate number of shares of restricted stock for which forfeiture restrictions had not yet lapsed for each non-employee director as of December 31, 2011:

Name	Aggregate Number of Shares Subject to Outstanding Restricted Stock Awards (#)
A. Hugh Ewing, III	2,500
Kim D. Kelly	5,000
Wallace B. Millner, III	7,500
Kenneth J. O’Keefe	2,500
Gavin Saitowitz	2,500

(5)	For information regarding the fees earned by Mr. Neu as a non-employee director during Fiscal 2011, including the pro-rated portion of: (a) an annual retainer; (b) a fee for service as the non-employee chairman of the board; (c) an annual fee for chairing the nominating and corporate governance committee of the board of directors; and (d) an annual fee for being a member of each of the audit committee, nominating and corporate governance committee and investment and valuation committee, see “ — Summary Compensation Table.”

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management. Based on this review and discussion, the compensation committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the Board of Directors of MCG Capital Corporation:

Kenneth J. O’Keefe (Chairperson)

A. Hugh Ewing, III

Kim D. Kelly

Gavin Saitowitz

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2011, the compensation committee consisted of Kenneth J. O’Keefe, who served as chairman, A. Hugh Ewing, III, Kim D. Kelly and Gavin Saitowitz. No member of our compensation committee had any relationship with us during Fiscal 2011 requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.

During Fiscal 2011, none of our executive officers served as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that had one or more of its executive officers serving as a member of our board of directors or compensation committee. None of the current members of our compensation committee have ever been an employee of MCG.

Narrative Disclosure of Our Compensation Policies and Practices as They Relate to Risk Management

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company.

In view of the current economic and financial environment, the Compensation Committee and our board of directors undertook to review our compensation programs to assess whether any aspect of the programs would encourage any of our employees to take any unnecessary or inappropriate risks that could threaten the value of the Company. We have designed our compensation programs to reward our employees for achieving annual and long-term financial and business results.

We recognize that the pursuit of these objectives could lead to behaviors that could weaken the link between pay and performance, and, therefore, the correlation between the compensation delivered to our employees and the return realized by our stockholders. Accordingly, we have designed our executive compensation program to mitigate these possibilities and to ensure that our compensation practices and decisions are consistent with our risk profile. These features include the following:

•	the financial performance objectives of our annual cash incentive program are consistent with budgeted objectives that are reviewed and approved by the board of directors;

•	bonus payouts under our annual cash incentive program are not based solely on corporate performance, but also require achievement of individual performance objectives;

•	the maximum bonus payout for any employee is capped at a specified percentage of each employee’s annual base salary, regardless of actual performance results;

•

annual cash bonuses are paid after the end of the fiscal year to which the bonus payout relates so that the impact of the employee’s performance on the Company’s long-term business results can be established;

•	the Company has adopted a policy on the recoupment of incentive compensation (clawback policy) in the event of a material restatement; and

•	awards are not contractual entitlements; the awards are reviewed by the Compensation Committee and the board of directors and can be modified at their discretion.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

AND RELATED STOCKHOLDER MATTERS

The following table sets forth information regarding beneficial ownership of our common stock as of April 1, 2012 by:

•

each person, or group of affiliated persons, known to us to be the beneficial owner of more than 5% of the outstanding shares of our common stock as of such date, based on currently available Schedules 13D and 13G filed with the SEC;

•	each of our directors (which includes all nominees);

•

our chief executive officer, our former chief executive officer, our principal financial officer and five other most highly compensated current or former executive officers as of the end of the fiscal year ended December 31, 2011, who we refer to in this proxy statement as our Named Executive Officers; and

•	all of our directors and executive officers as a group.

The number of shares of common stock beneficially owned by each person or entity is determined in accordance with the applicable rules of the SEC and includes voting or investment power with respect to shares of our common stock. The information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under community property laws. Unless otherwise indicated, the address of all directors and executive officers is c/o MCG Capital Corporation, 1100 Wilson Boulevard, Suite 3000, Arlington, Virginia 22209. The inclusion of any shares deemed beneficially owned in this table does not constitute an admission of beneficial ownership of those shares.

There were, as of April 1, 2012, approximately 130 holders of record and 22,657 beneficial holders of our common stock.

Name and Address of Beneficial Owner	Total Number of Shares Beneficially Owned	Percentage of Common Stock Beneficially Owned(1)	Dollar Range of Equity Securities Beneficially Owned by Directors(2)(3)

Holders of more than 5% of our Common Stock:
Dimensional Fund Advisors LP(4) Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	6,376,195	8.3%	N/A

Independent Directors (which includes three nominees):
A. Hugh Ewing, III	53,415	*	over $100,000
Kim D. Kelly(5)	104,561	*	over $100,000
Wallace B. Millner, III(6)	209,817	*	over $100,000
Kenneth J. O’Keefe	33,698	*	over $100,000
Gavin Saitowitz(7)	1,020,051	1.3%	over $100,000

Named Executive Officers:
Richard W. Neu(8)	121,250	*	over $100,000
Steven F. Tunney, Sr.	837,167	1.1%	N/A
Stephen J. Bacica(9)	236,385	*	N/A
B. Hagen Saville(10)	1,058,600	1.4%	over $100,000
Robert L. Marcotte(11)	374,847	*	N/A
Tod K. Reichert(12)	296,338	*	N/A
Samuel G. Rubenstein(13)	289,359	*	N/A
Derek R. Thomas(14)	151,118	*	N/A

All Directors and executive officers as a group (15 persons)(15)	5,225,278	6.8%

*	Less than 1% of our outstanding common stock.
(1)	Applicable percentage of ownership for each holder is based on 76,762,220 shares of common stock outstanding on April 1, 2012.
(2)	Beneficial ownership has been determined in accordance with Rule 16a-1(a)(2) of the Exchange Act.
(3)	The dollar range of our equity securities beneficially owned is calculated by multiplying the closing price of our common stock as reported on The NASDAQ Global Select Market on April 1, 2012, times the number of shares beneficially owned.
(4)	Information is based on a Schedule 13G/A filed with the SEC on February 14, 2012, and is as of December 31, 2011. Dimensional Fund Advisors LP, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, as amended, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are referred to as the Funds. In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, neither Dimensional Fund Advisors LP or its subsidiaries, collectively, “Dimensional,” possess voting and/or investment power over the securities of MCG that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of MCG held by the Funds. However, all securities reported in the Schedule 13G/A are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.
(5)	Includes 2,500 shares of restricted common stock that are subject to forfeiture provisions.
(6)	Includes 5,000 shares of restricted common stock that are subject to forfeiture provisions.

(7)	Includes shares of common stock owned by Springbok Capital Onshore, LLC, a Delaware limited liability company, or Springbok LLC, and Mr. Gavin Saitowitz, a managing member of Springbok LLC, in his capacity as managing member and individually.

As of the close of business on April 1, 2012, Springbok LLC beneficially owned 1,011,551 shares of common stock (1,011,551 shares of which are pledged as collateral in a margin account) and Gavin Saitowitz beneficially owned 8,500 shares of common stock individually, including 7,500 restricted shares of common stock awarded to Mr. Saitowitz by us in connection with his role as a non-employee director. As indicated in a Schedule 13D filed with the SEC on November 20, 2008, as amended and supplemented by Amendment No. 8 filed on May 20, 2011 (“Amendment No. 8”), by Springbok LLC, Gavin Saitowitz and certain other related and non-related parties, Springbok LLC and Gavin Saitowitz previously filed as a group with such other parties regarding their holdings of our securities. However, Amendment No. 8 was an exit filing, as this larger group’s holdings decreased below 5%, and the language of the filing indicated that the group would not file further amendments to the Schedule 13D either individually or as a group. Subsequently, the group members terminated their mutual agreement and no longer have any rights with respect to other non-related group members’ securities; as a result, securities held by any other former group members not related to Gavin Saitowitz are not included herein.

(8)	Includes 5,000 shares of restricted common stock that are subject to forfeiture provisions.
(9)	Includes 23,680 shares of restricted common stock that are subject to forfeiture provisions.
(10)	Includes 330,250 shares of restricted common stock that are subject to forfeiture provisions.
(11)	Includes 206,560 shares of restricted common stock that are subject to forfeiture provisions.
(12)	Includes 206,246 shares of restricted common stock that are subject to forfeiture provisions.
(13)	Includes 180,976 shares pledged as collateral in a margin account.
(14)	Includes 57,456 shares pledged as collateral in margin accounts.
(15)	See footnotes 5 through 14 above. Includes 177,000 shares of common stock beneficially owned by Keith Kennedy and 261,672 shares of common stock beneficially owned by Ehssan Peter Malekian.

Equity Compensation Plan Information

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2011:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1) (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	415,508	N/A	2,257,231
Equity compensation plans not approved by security holders	—	—	—

Total	415,508	$6.14	2,257,231

(1)	Includes restricted stock awarded in connection with the termination of our stock option plan in 2001 and restricted stock awards pursuant to our Amended and Restated 2006 Employee Restricted Stock Plan and the Amended and Restated 2006 Non-Employee Director Restricted Stock Plan for which forfeiture provisions had not lapsed as of December 31, 2011. Holders of these restricted shares have all the rights of common stockholders in connection with these shares of restricted stock, including the right to vote the shares and to receive dividends.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS;

POLICIES AND PROCEDURES FOR RELATED PERSON TRANSACTIONS

1940 Act Compliance

We have procedures in place for the review, approval and monitoring of transactions involving us and certain persons related to us. As a BDC, the 1940 Act restricts us from participating in transactions with any persons affiliated with us, including our officers, directors, and employees and any person controlling or under common control with us.

In the ordinary course of business, we enter into transactions with portfolio companies that may be considered related party transactions. In order to ensure that we do not engage in any prohibited transactions with any persons affiliated with us, we have implemented policies and procedures whereby our officers screen each of our transactions for any possible affiliations, close or remote, between the proposed portfolio investment, us, companies controlled by us and our employees and directors.

We will not enter into any agreements unless and until we are satisfied that no affiliations prohibited by the 1940 Act exist or, if such affiliations exist, we have taken appropriate actions to seek board review and approval or exemptive relief for such transaction. Our board of directors reviews these procedures on an annual basis.

Code of Business Conduct and Ethics

In addition, our code of business conduct and ethics, which is signed by all employees and directors, requires that all employees and directors must act in the best interests of MCG and refrain from engaging in any activity or having a personal interest that presents a conflict of interest, which occurs when a personal interest interferes, or appears to interfere, with the interests of MCG or prevents one from performing their Company duties and responsibilities honestly, objectively and effectively.

Pursuant to the code of business conduct and ethics, each employee and director must disclose any conflicts of interest, or actions or relationships that might give rise to a conflict, to our general counsel and chief compliance officer. Our nominating and corporate governance committee is charged with periodically reviewing and monitoring compliance with our code of business conduct and ethics.

We have posted a current copy of our code of business conduct and ethics on our website, which is located at www.mcgcapital.com. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ Global Select Market listing standards concerning any amendments to, or waivers from, any provision of the code.

Related Person Transaction Policy

In March 2009, our board of directors adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our general counsel and chief compliance officer. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the audit committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the audit committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the audit committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the audit committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the audit committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

Our audit committee may approve or ratify the transaction only if the audit committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, our best interests. Our audit committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our board of directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•

interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction and (c) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual gross revenues of the company receiving payment under the transaction; and

•	a transaction that is specifically contemplated by provisions of our charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by our compensation committee in the manner specified in its charter.

We will disclose the terms of related person transactions in our filings with the SEC to the extent required. Other than set forth below, since January 1, 2011, we have not been a party to, and we have no plans to be a party to, any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any current director, executive officer, holder of more than 5% of our capital stock, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest, other than in connection with the transactions described above.

Related Person Transaction

On October 3, 2011, we entered into a consulting agreement with Samuel G. Rubenstein, our former General Counsel, pursuant to which Mr. Rubenstein serves as a director and manager on the board of managers of certain of our portfolio companies. As compensation under the consulting agreement, we pay Mr. Rubenstein $1,000 per calendar quarter for his services; provided, however, in the event that he works more than four hours in any calendar quarter, we pay Mr. Rubenstein $250 per hour for each hour or portion thereof for services provided in excess of four hours in such calendar quarter. In addition, Mr. Rubenstein is eligible for his pro rata allocation of the incentive pool available for distribution under the Solutions Capital GP, LLC Incentive Compensation Program, for which he received $103,125 for 2011. We also reimburse Mr. Rubenstein for any reasonably documented, out-of-pocket expenses relating to the performance of the services under this agreement. The consulting agreement is terminable by either party on thirty (30) days’ prior written notice.

PROPOSAL TWO

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board Recommendation

Our board of directors recommends a vote “FOR” the ratification of the selection by the Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012.

The audit committee of our board of directors has selected the firm of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012. Although stockholder approval of the board of directors’ selection of Ernst & Young LLP is not required by law, our board of directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, our board of directors will reconsider its appointment of Ernst & Young LLP. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from our stockholders.

Ernst & Young LLP has advised us that neither the firm nor any present member or associate of it has any material financial interest, direct or indirect, in us or our subsidiaries.

Auditors’ Fees

The following table summarizes the fees of Ernst & Young LLP, our independent registered public accounting firm, billed for each of the last two fiscal years:

Fee Category	Fiscal Year Ended December 31, 2011 ($)	Fiscal Year Ended December 31, 2010 ($)
Audit Fees(1)	828,498	832,694
Audit-Related Fees(2)	110,500	96,500
Tax Fees(3)	35,000	—
All Other Fees(4)	—	—
Total Fees(5)	973,998	929,194

(1)	Audit fees include fees for services that normally would be provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements and that generally only the independent registered public accounting firm can provide. In addition to fees for the audit of our annual financial statements, the audit of the effectiveness of our internal control over financial reporting and the review of our quarterly financial statements in accordance with generally accepted auditing standards, this category contains fees for comfort letters, statutory audits, consents, and assistance with and review of documents filed with the SEC.
(2)	Audit-related fees are assurance related services that traditionally are performed by the independent registered public accounting firm, such as attest services that are not required by statute or regulation, and which are not reported under “Audit Fees.”
(3)	Tax fees include corporate and subsidiary compliance and consulting.
(4)	Fees for other services would include fees for products and services other than the services reported above.
(5)	All fees set forth above were approved by our audit committee.

Pre-Approval Policies and Procedures

Our audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by our audit committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

Any requests for audit, audit-related, tax and other services that have not received general pre-approval must be submitted to the audit committee for specific pre-approval, irrespective of the amount, and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings of the audit committee. However, in urgent cases, the audit committee chair may pre-approve audit and non-audit services (other than prohibited non-audit services), provided that the audit committee chair reports any pre-approval decisions to the audit committee at its next scheduled meeting. The audit committee does not delegate its responsibilities to pre-approve services performed by the independent registered accounting firm to management.

The audit committee has determined that the rendering of the services other than audit services currently being provided by Ernst & Young LLP is compatible with maintaining the independent registered public accounting firm’s independence.

Report of the Audit Committee

The audit committee has reviewed our audited consolidated financial statements for the fiscal year ended December 31, 2011 and has discussed these consolidated financial statements with our management and our independent registered public accounting firm. Management is responsible for the preparation of our consolidated financial statements and for maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting for that purpose. Our independent registered public accounting firm is responsible for conducting an independent audit of our annual consolidated financial statements in accordance with generally accepted auditing standards and issuing a report on the results of their audit. The audit committee is responsible for providing independent, objective oversight of these processes.

The audit committee has also received from, and discussed with, our independent registered public accounting firm various communications that they are required to provide to the audit committee, including the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. SAS No. 61, as amended, requires our independent registered public accounting firm to discuss with our audit committee, among other things, the following:

•	methods used to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates; and

•	disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the consolidated financial statements.

Our independent registered public accounting firm also provided the audit committee with written disclosures and a letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communication with the audit committee concerning independence and has discussed with the independent auditor the independent auditor’s independence.

Based on the review and discussions referred to above, the audit committee recommended to our board of directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2011.

By the Audit Committee of the Board of Directors of MCG Capital Corporation:

Kim D. Kelly (Chairperson)
A. Hugh Ewing, III
Gavin Saitowitz

PROPOSAL THREE

AN ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Board Recommendation

Our board of directors recommends a vote “FOR” the compensation paid to our Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion contained in this proxy statement.

The Dodd-Frank Wall Street Reform and Consumer Protection Act, or the “Dodd-Frank Act,” requires that stockholders have the opportunity to cast an advisory (non-binding) vote on executive compensation (a so-called “say-on-pay” vote).

The advisory vote on executive compensation is a non-binding vote on the compensation of our “Named Executive Officers,” as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion contained in this proxy statement. The advisory vote on executive compensation is not a vote on our general compensation policies, compensation of our board of directors, or our compensation policies as they relate to risk management. The Dodd-Frank Act requires us to hold the advisory vote on executive compensation at least once every three years. Immediately following our 2011 Annual Meeting, we announced that our stockholders had indicated a preference for annual advisory votes on executive compensation, and that we would follow that clear stockholder preference and conduct annual advisory votes.

At the 2011 Annual Meeting, we provided our stockholders with the opportunity to cast an advisory vote on the compensation of our Named Executive Officers as disclosed in the proxy statement for the 2011 Annual Meeting, and our stockholders approved the proposal with more than 95% of the votes cast in favor. At the 2011 Annual Meeting, we also asked our stockholders to indicate if we should hold an advisory vote on the compensation of our Named Executive Officers every one, two or three years, with our board of directors recommending an annual advisory vote. Because our board of directors views it as a good corporate governance practice, and because at our 2011 Annual Meeting more than 87% of the votes cast were in favor of an annual advisory vote, we again are asking our stockholders to approve the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the SEC’s rules.

The Compensation Committee took the following key compensation actions in connection with our 2011 compensation program:

•	adopted an annual advisory vote on executive compensation to be responsive to the stockholder preference for annual advisory votes;

•	approved the compensation arrangements in connection with the departures of three Named Executive Officers;

•	approved a bonus to only one Named Executive Officer and participation of one Named Executive Officer in the 2011 Retention Program;

•	approved restricted stock awards in early 2011 based on the calculation of the plan metrics from the 2010 Annual Incentive Cash Bonus Plan;

•	approved the MCG Capital Corporation 2011 Retention Program, primarily for the benefit of our non-executive employees;

•

approved the MCG Capital Corporation 2011 Severance Pay Plan, which provides MCG employees (who are not otherwise a party to an employment letter or agreement) with certain benefits under defined events of termination of employment; and

•

re-assessed the individuals subject to our recoupment policy of incentive compensation (clawback policy), to ensure that the policy maximizes the ability of the Company to recoup compensation obtained through actions on the part of management which may ultimately prove detrimental to the Company and our stockholders. Based on the Committee’s recommendation, our board of directors revised our recoupment policy so that it applies to the Company’s Chief Executive Officer, President and Chief Operating Officer, Chief Financial Officer, Executive Vice President and General Counsel and each Managing Director of the Company.

The Compensation Discussion and Analysis section starting on page 18 provides a more detailed discussion of our executive compensation program and compensation philosophy.

The vote under this Proposal No. 3 is advisory, and therefore not binding on us, our board of directors or our Compensation Committee. However, our board, including our Compensation Committee, values the opinions of our stockholders and, to the extent there is any significant vote against the executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and evaluate what actions may be appropriate to address those concerns.

Stockholders will be asked at the Annual Meeting to approve the following resolution pursuant to this Proposal No. 3:

RESOLVED, that the stockholders of MCG Capital Corporation approve, on an advisory basis, the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion contained in this proxy statement.

Vote Required

The affirmative vote of the holders of a majority in voting power of the outstanding shares of common stock represented at the Annual Meeting and voting on this proposal is required to approve this proposal, provided a quorum is present in person or by proxy. Because your vote is advisory, it will not be binding on our board of directors. However, our board of directors will review the voting results and take them into consideration when making future decisions regarding executive compensation.

STOCKHOLDER PROPOSALS

In order to be included in the proxy materials for our 2012 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act, stockholders’ proposals must be received by us at our principal executive offices no later than December 26, 2012.

Stockholders who intend to present a proposal at such meeting without inclusion of such proposal in our proxy materials pursuant to Rule 14a-8 under the Exchange Act are required to provide advanced notice of such proposal to us not later than March 1, 2013.

In addition, our by-laws require that we be given advance notice of stockholder nominations for election to the board of directors and of other matters which stockholders wish to present for action at an annual meeting of stockholders, other than matters included in our proxy statement. The required notice must be in writing and received by our corporate secretary at our principal executive offices not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the previous year’s annual meeting. However, in the event the 2013 annual meeting of stockholders is scheduled to be held on a date more than thirty days prior to or delayed by more than sixty days after such anniversary date, in order to be timely, notice by the stockholder must be so received not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or if the first public announcement of the date of such annual meeting is less than one hundred days prior to the date of such annual meeting, the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made. Our by-laws also specify requirements relating to the content of the notice that stockholders must provide, including a stockholder nomination for election to the board of directors, to be properly presented at the 2013 annual meeting of stockholders.

Notices of intention to present proposals at the 2013 annual meeting should be addressed to Tod K. Reichert, our Corporate Secretary, MCG Capital Corporation, 1100 Wilson Boulevard, Suite 3000, Arlington, Virginia 22209. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you upon written or oral request to MCG Capital Corporation, 1100 Wilson Boulevard, Suite 3000, Arlington, Virginia 22209, Attention: Tod K. Reichert, Corporate Secretary, telephone: (703) 247-7552. In the future, if you want to receive separate copies of the proxy statement or annual report to stockholders, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

OTHER MATTERS

Our board of directors is not aware of any matter to be presented for action at the Annual Meeting other than the matters referred to above and does not intend to bring any other matters before the Annual Meeting. However, if other matters should properly come before the Annual Meeting, it is intended that holders of the proxies will vote thereon in their discretion.

GENERAL

Certain information contained in this proxy statement relating to the occupations and security holdings of our directors and officers is based upon information received from the individual directors and officers.

WE WILL FURNISH, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2011, INCLUDING CONSOLIDATED FINANCIAL STATEMENTS, BUT NOT INCLUDING EXHIBITS, TO EACH OF OUR STOCKHOLDERS OF RECORD ON APRIL 5, 2012, AND TO EACH BENEFICIAL STOCKHOLDER ON THAT DATE UPON WRITTEN REQUEST MADE TO TOD K. REICHERT, CORPORATE SECRETARY, MCG CAPITAL CORPORATION, 1100 WILSON BOULEVARD, SUITE 3000, ARLINGTON, VIRGINIA 22209. A REASONABLE FEE WILL BE CHARGED FOR COPIES OF REQUESTED EXHIBITS.

PLEASE VOTE YOUR SHARES OVER THE INTERNET OR BY TELEPHONE AS PROVIDED IN THE INSTRUCTIONS SET FORTH ON THE ENCLOSED PROXY CARD, OR COMPLETE, DATE, SIGN AND RETURN THE PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

By Order of the Board of Directors,

Tod K. Reichert Corporate Secretary
Arlington, Virginia
April 25, 2012

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report on Form 10K are available at http://investor.mcgcapital.com/2012AnnualMeeting.cfm.

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

MCG CAPITAL CORPORATION

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 30, 2012

The undersigned, revoking all prior proxies, hereby appoints Richard W. Neu and B. Hagen Saville, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and vote, as designated on the reverse side, all shares of common stock of MCG Capital Corporation held of record by the undersigned on April 5, 2012 at the Annual Meeting of Stockholders to be held on May 30, 2012 at 10:00 a.m., local time, at The Hyatt Hotel, 1325 Wilson Boulevard, Arlington, Virginia 22209, and any adjournments or postponements thereof. The undersigned hereby directs Messrs. Neu and Saville to vote in accordance with their best judgment on any matters which may properly come before the Annual Meeting, all as indicated in the Notice of Annual Meeting, receipt of which is hereby acknowledged, and to act on the matters set forth in such Notice as specified by the undersigned.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES OF OUR BOARD OF DIRECTORS UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3 AND, IN THE DISCRETION OF MESSRS. NEU AND SAVILLE, ON ANY OTHER ITEMS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. ATTENDANCE OF THE UNDERSIGNED AT THE ANNUAL MEETING OR AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF WILL NOT BE DEEMED TO REVOKE THE PROXY UNLESS THE UNDERSIGNED REVOKES THIS PROXY IN WRITING.

(Continued and to be signed on the reverse side)

MCG CAPITAL CORPORATION 1100 WILSON BOULEVARD SUITE 3000 ARLINGTON, VA 22209

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

MCG CAPITAL CORPORATION

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE FOLLOWING PROPOSALS:

1.	Election of Directors

Nominees:			FOR		AGAINST	ABSTAIN

	1a A. Hugh Ewing, III		☐		☐	☐

	1b Kenneth J. O’Keefe		☐		☐	☐

	1c Gavin Saitowitz		☐		☐	☐

2.	The ratification of the selection by the Audit Committee of our board of directors of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012.						FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	Advisory vote to approve the compensation of our named executive officers.						FOR ☐	AGAINST ☐	ABSTAIN ☐
Note:	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Please indicate if you plan to attend this meeting		YES		NO
		☐		☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date